UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE WESTERN UNION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

April 8, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of The Western Union Company (the “Company”), to be held at 10:00 a.m., local time, on Friday, May 23, 2008 at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206. A registration desk will open at 9:00 a.m. At the meeting, you will be asked to:

•	elect directors to the Company’s Board of Directors;

•	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2008; and

•	consider such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

We have elected to utilize new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important! Whether or not you plan to attend the annual meeting, please read the proxy statement and then vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail. Using the telephone or Internet voting systems, or mailing your completed proxy card, will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. The Company’s 2007 Annual Report, which is being made available to you along with the proxy statement, contains information about the Company and its performance.

Directors and officers of the Company will be present at the annual meeting.

Kind regards,

Christina A. Gold

President and Chief Executive Officer

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of The Western Union Company, a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, on May 23, 2008, at JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206, for the following purposes:

1.	Elect Jack M. Greenberg, Alan J. Lacy and Linda Fayne Levinson to serve as Class II members of our Board of Directors until our 2011 annual meeting of stockholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

3.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR each of these proposals.

Our stockholders of record on March 24, 2008 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be available for the examination of any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 12500 East Belford Avenue, Englewood, Colorado 80112.

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 11, 2008, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on March 24, 2008. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

You are cordially invited to attend the annual meeting. To gain admission, you will need to show that you are a stockholder of the Company. All stockholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the annual meeting of stockholders. All packages and bags are subject to inspection. Please note that the registration desk will open at 9:00 a.m. Please arrive in advance of the start of the meeting to allow time for identity verification.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 12:00 p.m., Central Standard Time on Thursday, May 22, 2008.

By Order of the Board of Directors

Executive Vice President, General Counsel and

Secretary

April 8, 2008

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

PROXY STATEMENT

The Board of Directors of The Western Union Company (“Western Union” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 23, 2008 at 10:00 a.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 11, 2008 to all stockholders of record as of March 24, 2008 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 740,300,357 shares outstanding as of the Record Date.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2007, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 that was filed with the SEC, without charge, by writing to Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, please call (866) 405-5012 or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K and these exhibits are also available in the “Investor Relations” section of www.westernunion.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

Why Did I Receive These Materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2008 Annual Meeting of Stockholders, which will take place on May 23, 2008. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What Does It Mean If I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple Notices of Internet Availability of Proxy Materials or, if you request proxy materials to be delivered to you by mail, Proxy Cards. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability of Proxy Materials you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each Proxy Card you receive will come with its own prepaid return envelope; if you vote by mail make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does My Vote Matter?

YES! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How Do I Vote?

By Telephone or Internet – You may vote your shares via telephone as instructed on the Proxy Card, or the Internet as instructed on the Proxy Card or the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate your identity, to allow you to vote your shares and confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities will close at 12:00 p.m., Central Standard Time, on May 22, 2008.

By Mail – If you request paper Proxy Cards by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should complete, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in favor of the director nominees and the ratification of the appointment of Ernst & Young LLP. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2008 Annual Meeting of Stockholders, you authorize Christina A. Gold and David L. Schlapbach to act as your Proxies to vote your shares of Common Stock as specified.

At the Meeting – Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially on your behalf by a broker or agent may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or agent that holds your shares giving you the right to vote the shares, and you bring such proxy to the Annual Meeting.

What Is The Effect Of Not Voting?

It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following Question, in the absence of your voting instruction, your broker may or may not vote your shares.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that the proposals set forth in this Proxy Statement are routine matters on which brokers will be permitted to vote any unvoted shares.

How Are Abstentions Treated?

Whether you own your shares as a Registered Holder or through a broker, abstentions are counted toward the quorum requirement and are counted as votes “against” a proposal, other than the proposal for the election of directors.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically own shares of Common Stock for many stockholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s stockholder register. If you hold your shares in Street Name, and elect to vote via telephone or the Internet, your vote will be submitted to your broker. If you request paper Proxy Cards by telephone or Internet and elect to vote by mail, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes submitted by telephone, Internet or mail by the Beneficial Owners for whom it holds shares, and submits a Proxy Card reflecting the aggregate votes of such Beneficial Owners.

Is My Vote Confidential?

Yes. The vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the Inspectors of Election to certify the results of the stockholder vote, (iv) in the event a proxy solicitation in opposition to the Company or the election of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by timely submission of another valid proxy bearing a later date (including through any alternative voting procedure described on the Notice of Internet Availability of Proxy Materials or Proxy Card), or (iii) by attending the meeting and giving the Inspectors of Election notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the Annual Meeting of Stockholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s independent Transfer Agent and Registrar. If you are a Registered Holder, your telephone or Internet vote is submitted, or your executed Proxy Card is returned, directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Wells Fargo on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The Company has engaged the firm of Morrow & Co., LLC to assist in distributing and soliciting proxies for a fee of $9,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Greenberg, Mr. Lacy and Ms. Fayne Levinson expire at the 2008 Annual Meeting of Stockholders. Mr. Greenberg, Mr. Lacy and Ms. Fayne Levinson have been nominated for re-election through the 2011 Annual Meeting of Stockholders or until a successor is elected and qualified. (See the “Board of Directors Information” section of this Proxy Statement for information concerning all directors.) In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

The terms of Mr. Mendoza, Mr. Miles and Lord Stevenson expire at the 2009 Annual Meeting of Stockholders. The terms of Mr. Devitre, Ms. Gold and Ms. Holden expire at the 2010 Annual Meeting of Stockholders.

A stockholder may (i) vote for the election of a nominee, (ii) vote against the election of a nominee or (iii) withhold authority to vote for a nominee. Your shares will be voted as you instruct via the telephone or Internet voting procedure described on the Proxy Card or the Notice of Internet Availability of Proxy Materials, or as you specify on your Proxy Card(s) if you elect to vote by mail. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

At its December 4, 2007 meeting, the Board approved an amendment to the Company’s By-Laws to require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MR. GREENBERG, MR. LACY AND MS. FAYNE LEVINSON AS DIRECTORS FOR THREE-YEAR TERMS.

Proposal 2

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2008. Ernst & Young LLP has served as the independent registered public accounting firm for the Company or its former parent company, First Data Corporation (“First Data”), or First Data’s predecessor entities since 1980. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Independent Registered Public Accounting Firm’s Fees for 2007 and 2006

Audit Fees. Ernst & Young LLP’s fees for the Company’s 2007 and 2006 annual audits were $3.5 million for each year. Audit fees primarily include fees related to the audit of the Company’s annual consolidated financial statements; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees. Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements were $1.3 million and $0.3 million in 2007 and 2006, respectively. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees. Ernst & Young LLP’s fees for tax compliance, tax advice and tax planning services to the Company were $0.4 million and $0.3 million in 2007 and 2006, respectively. Tax advice and tax planning fees included consultations, analysis and assistance with domestic and foreign tax matters, including value-added and goods and service taxes, local tax authority audits and other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2007 and during 2006 for the period following the Company’s spin-off from First Data, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee of the Board of Directors, the Chairperson of the Committee or his designee. To our knowledge, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved by First Data, consistent with the pre-approval policy of First Data’s Audit Committee, prior to the spin-off.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year, if it feels that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR PROPOSAL 2.

BOARD OF DIRECTORS INFORMATION

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than 15 directors. Directors are divided into three classes and directors in each class are elected for a three-year term. During 2007, the Board of Directors met six times (not including committee meetings). Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2007.

Board of Directors Members

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Dinyar S. Devitre Age 60	Senior Vice President and Chief Financial Officer of Altria Group, Inc. since March 2002. From 2001 to 2002, Mr. Devitre acted as a private business consultant and from 1998 to 2001, he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, serving as President Philip Morris, Asia, Chairman and Chief Executive Officer Philip Morris, Japan, and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre was a director of Kraft Foods Inc. from September 2002 to May 2007, and began serving as a director of SABMiller plc in May 2007. Mr. Devitre’s term expires in 2010.	2006

Christina A. Gold Age 60	President and Chief Executive Officer of the Company since September 2006. Prior to taking these positions in September 2006, she was a Senior Executive Vice President of First Data and President of Western Union from May 2002. From October 1999 to May 2002, she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Ms. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. In 1970, she joined Avon Products, Inc., serving as President of Avon Canada from 1989 to 1993, President of Avon North America from 1993 to 1997 and Executive Vice President of Global Development from 1997 to 1998. Ms. Gold is a director of ITT Corporation and New York Life Insurance Company. Ms. Gold’s term expires in 2010.	2006

Jack M. Greenberg Age 65	Non-Executive Chairman of the Board of Directors. He was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data from 2003 to 2006. Mr. Greenberg is a director of The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc. and Manpower Inc. Mr. Greenberg’s term expires in 2008.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Betsy D. Holden Age 52	Senior Advisor to McKinsey & Company since April 2007. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005, Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003, and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods in 1982. She has been a director of Tribune Company since 2002. Ms. Holden’s term expires in 2010.	2006

Alan J. Lacy Age 54	Senior Advisor to Oak Hill Capital Partners since July 2007. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served as Vice Chairman from March 2005 through July 2006 and as Chief Executive Officer from March 2005 through September 2005. He previously served Sears, Roebuck and Co. as Chairman of the Board from December 2000, and as President and Chief Executive Officer from October 2000. Mr. Lacy is a director of Bristol-Myers Squibb Company and an Advisory Board member of Fidelity Funds. Mr. Lacy’s term expires in 2008.	2006

Linda Fayne Levinson Age 66	An advisor to professionally funded, privately held ventures. Ms. Fayne Levinson is presently Executive Chair of the Board of X1 Technologies, Inc. and Non-Executive Chair of the Board of VendareNetblue, both privately held early stage companies. From February through July 2006, Ms. Fayne Levinson was also Interim CEO of VendareNetblue. From 1997 until May 2004, Ms. Fayne Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Fayne Levinson was an executive at American Express and a partner at McKinsey & Company. She is a director of NCR Corporation, Jacobs Engineering Group Inc. and Ingram Micro, Inc. Ms. Fayne Levinson’s term expires in 2008.	2006

Roberto G. Mendoza Age 62	Chairman of Trinsum Group since February 2007. In January 2007, Trinsum Group was formed as a result of a merger of Marakon Associates and Integrated Finance Limited, a financial advisory company which Mr. Mendoza co-founded and of which he served as Chairman of the Board and Managing Director from 2002 to February 2007. He also served as Managing Director of Goldman Sachs from September 2000 to February 2001. From 1967 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as director and Vice Chairman of the Board. He is a director of PARIS RE Holdings Limited. Mr. Mendoza’s term expires in 2009.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Michael A. Miles, Jr. Age 46	President of Staples, Inc. since January 2006 and Chief Operating Officer since September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999, he served Pizza Hut as Senior Vice President of Concept Development & Franchise. Mr. Miles’ term expires in 2009.	2006

Dennis Stevenson Age 62	Chairman of HBOS plc, based in the United Kingdom, since June 2001 and director of Loudwater Investment Partners Ltd., also based in the United Kingdom, since January 2007. Lord Stevenson was Chairman of Pearson plc from 1997 to October 2005 and a director of Manpower Inc. from 1988 to April 2006. Lord Stevenson’s term expires in 2009.	2006

COMPENSATION DISCUSSION AND ANALYSIS

The Western Union Company provides people with fast, reliable and convenient ways to pay their bills, purchase money orders and send and receive money around the world. The Western Union® brand is globally recognized. Our services are available through a network of more than 335,000 agent locations that offer Western Union, VigoSM or Orlandi Valuta® services in more than 200 countries and territories. Our business is highly complex and subject to different regulatory and operational requirements in each country where our services are available. In 2007, Western Union employed approximately 6,100 people around the world and generated $4.9 billion in revenue.

We believe that the strength of our brands, the size of our global agent distribution network, the convenience and reliability of the service we provide and the skills of our employees are the keys to the continued growth of our business. Consistent with this belief, our executives must possess the talent and ability to develop and execute effective business strategies in highly complex, global and rapidly changing environments. Indeed, Western Union may be unique in offering a regulated financial service in nearly every country in the world with a limited employee base. Our business is complex, our regulatory environment is disparate and developing, our consumers are unique and our agent relationships are numerous and varied. We face robust competition from a variety of money transfer service providers, including global and regional money transfer service providers, banks, informal networks and alternative channels. Managing these complexities has been at the center of Western Union’s success, and we intend to hire and retain talented leadership that is capable of meeting our company’s goals amid this complexity.

In support of these challenges and expectations, our executive compensation program seeks to:

•	hold our executives accountable and reward them for successful results;

•	align our executives’ goals with our stockholders’ interests; and

•	attract, retain, and motivate exemplary executive talent around the world, suited to the Company’s unique nature and structure.

While centered on the business’s performance objectives, our executive compensation program is intended to take into account each individual’s circumstances and responsibilities, so that the executive’s contribution to the overall success of the enterprise is appropriately valued and rewarded. These characteristics and circumstances include experience inside or outside our Company, the executive’s past performance here or elsewhere, tenure with the Company and associated institutional knowledge, the contributions derived from imaginative and innovative thinking and leadership, industry expertise and past and future performance objectives. Because Western Union is a relatively new public company, our executive compensation program and our executive compensation levels have roots in the compensation philosophies and decisions of our former parent company. As our philosophies and business objectives developed, the program and the levels of compensation for our executives have evolved and we expect that they will continue to do so.

We believe that our executive compensation program supports our philosophies and objectives and contributed, in part, to the Company’s 2007 financial performance:

•	Revenue of $4.9 billion, up 10% over 2006

•	Earnings per share of $1.11

•	Operating income of $1.3 billion

•	Operating income margin of 27%

•	Cash provided by operating activities of $1.1 billion

The remainder of this Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program and the specific decisions with respect to each of our named executive officers. The information provided in this Compensation Discussion and Analysis should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement.

Establishing and Evaluating Executive Compensation

The Board of Directors and the Compensation Committee. The Board of Directors oversees the goals and objectives of the Company and the Chief Executive Officer and evaluates the Chief Executive Officer’s performance. The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee” or “committee”) supports the Board by establishing the Company’s general compensation philosophies and overseeing the development and implementation of the Company’s compensation and benefits policies. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers and sets their compensation and other benefits. The Compensation Committee’s responsibilities under its charter are further described in the “Corporate Governance” section of this Proxy Statement.

The Compensation Consultant. In September 2006, the Compensation Committee retained Mercer (the “Compensation Consultant,” the “consultant” or “Mercer”) to assist with the Company’s compensation philosophy and to provide executive and director compensation consulting services. While the consultant reports to the Compensation Committee, the consultant works with the Company’s human resources staff and executive management under the direction of the Compensation Committee chair on executive compensation and benefit matters for the Company. The consultant does not discuss analysis or recommendations related to the compensation of the Company’s Chief Executive Officer with the company’s human resources staff or management. The consultant does work with the Compensation Committee chair, the Chief Executive Officer and human resources staff when developing compensation recommendations regarding the other executive officers.

The Process of Establishing 2007 Compensation and the Role of Management. At a meeting of the Compensation Committee in January 2007, Ms. Gold, the Chief Executive Officer, presented her evaluation of each executive and recommended salary increases and annual bonus targets under the Senior Executive Incentive Plan. No long-term incentive equity grants were made in 2007 due to the multi-year nature of the long-term incentive equity grants in September 2006 as described below. Ms. Gold’s recommendations were based upon her assessment of each executive’s performance and relative contribution to the Company’s success, the performance of the executive’s respective business unit or functional area and employee retention considerations. Ms. Gold and the Executive Vice President, Human Resources, also referred to peer group proxy and market compensation data provided by the Compensation Consultant, as further described below, in making her recommendations. The Compensation Consultant participated in the January 2007 meeting to provide its benchmark compensation data regarding executive compensation to the Compensation Committee. Please see “—Analysis of Our Named Executive Officers’ Compensation” for a discussion of the factors underlying the compensation recommendations for each named executive officer.

As part of the discussion at the January meeting, the Compensation Committee provided input to Ms. Gold, and Ms. Gold submitted final recommendations at the Compensation Committee’s February 2007 meeting. These recommendations were consistent with her presentation at the January meeting, with changes based on the committee’s input. The Compensation Committee then set compensation levels, goals and targets for 2007 and determined the annual incentive award payout for the executives’ performance during the prior year under the Senior Executive Incentive Plan at the February meeting. Ms. Gold submitted a self-evaluation to the Board of Directors who discussed her performance and provided input to the Compensation Committee. Ms. Gold’s compensation levels, goals and targets were then determined by the Compensation Committee at the February meeting, with the participation of the Chairman of the Board. The Compensation Consultant provided peer group and market data regarding chief executive officer compensation levels to the committee. No member of management, including Ms. Gold, participated in the meeting or in making the decisions relating to Ms. Gold’s compensation.

Benchmarking. The Compensation Committee begins its establishment of executive compensation by reviewing the median compensation paid to executives by other companies. To determine median pay levels in 2007, the Compensation Consultant provided the committee a composite of peer group proxy data, where available, and survey data to provide the benchmarks for each compensation element paid to each executive. The “median” for each element is the point at which compensation would be at the 50th percentile of the composite data. Benchmark compensation data provided by the consultant is statistically “size adjusted” to deliver compensation data appropriate for Western Union’s revenue level (for corporate positions) or respective business unit revenue levels (for business unit leaders).

Although each compensation element is evaluated relative to a benchmarked median, the Compensation Committee’s objective is to set compensation levels which are appropriate to the position and the individual. Particular elements of an executive’s compensation may vary above or below the median for those elements.

The committee, working with Ms. Gold as described above, based its compensation decisions for each executive around the benchmarked median with adjustments for individual and corporate performance expectations, complexity of assignment, accomplishment of goals, potential for future growth, experience, industry knowledge and tenure with the Company. The committee also took into account such factors as the location of the executive, number of employees managed by that executive (directly and indirectly), and the executive’s budget and revenue responsibilities. See “—Analysis of Our Named Executive Officers’ Compensation” for a discussion of the total compensation received by each of our named executive officers in relation to the benchmarked median.

Western Union was spun-off from First Data Corporation (“First Data”) on September 29, 2006. Prior to the spin-off, the First Data Compensation and Benefits Committee engaged Mercer to provide advice regarding Western Union compensation decisions. Working with Mercer, First Data established a peer group of companies against which Western Union executive compensation opportunities and levels could be benchmarked. Companies in this peer group were of comparable size or had other characteristics they shared with Western Union, such as offering consumer retail transactions and/or specialized technology. This peer group, together with survey data, was used in establishing 2006 compensation levels and evaluating the appropriateness of the Company’s Severance and Change-in-Control Policy as well as the share ownership guidelines and retirement benefits.

In early 2007, the Compensation Committee reassessed the peer companies to be used in determining executive compensation to better reflect the nature of Western Union’s business. Working with the Compensation Consultant, the Chairman of the Board, the Chief Executive Officer and the Executive Vice President, Human Resources, the Compensation Committee established a new peer group from a variety of industries to reflect some or all of the following characteristics of Western Union’s business: (1) a premier consumer brand name; (2) a retail transaction and/or technology-based business model; (3) a broad global presence; (4) operation through franchise, agent or large distribution networks; (5) retail financial services; and (6) strong growth and profitability. The Compensation Committee chose these characteristics rather than focusing on businesses which offer similar services, because few public companies of size and scale comparable to Western Union’s offer international remittance services as their primary business. The Compensation Committee did include one of our largest direct competitors, and some of the peer group members may offer consumer financial services which are similar to the services that we offer. Our peer group consists of the following 19 companies:

Ameriprise Financial	Expedia
Automatic Data Processing	Fiserv
Avon Products	MasterCard
Bank of New York & Mellon	MoneyGram
Charles Schwab	Paychex
CIT Group	Starbucks
Comerica	State Street Corp
Ebay	T.Rowe Price
Equifax	Yum! Brands
E*Trade Financial

The Compensation Committee also used general compensation survey data in its decision making. The Compensation Consultant compiled compensation data from the following general industry compensation surveys: Hewitt’s Total Compensation Measurement Executive Survey (which has approximately 530 participating companies); Mercer’s Benchmark Database (which has approximately 2,900 participating companies); Towers Perrin’s United States CDB General Industry Executive Database (which has approximately 1,000 executive participants); and Watson Wyatt Data Services’ Report on Top Management Compensation (which has approximately 2,300 participating companies). The Hewitt, Towers Perrin and Watson Wyatt surveys were procured by Western Union for Mercer’s use. These surveys contain data effective as of 2005. Mercer updated the surveys to January 1, 2007 by applying an annual compensation increase factor of 3.8%. Survey data relies upon responses from participating companies to survey questions, which are compiled and sorted by the surveyor based on various factors, such as the time period covered, the location of the company and the positions under review. Survey data provides insight into positions which may not generally be reported in proxies and information about the compensation of executives of non-public companies. The survey data is, in some instances, a useful complement to the peer group proxy data.

The Compensation Committee continues to evaluate the methodology for setting executive compensation. In setting compensation for 2008, the committee, with advice from the Compensation Consultant, evaluated peer group proxy and survey data independently as opposed to using a composite, or average, of peer and survey data. In so doing, the committee developed a broader framework of compensation levels, within which they constructed the appropriate level of compensation for our executives relative to similarly-situated executives. For our Chief Executive Officer and Chief Financial Officer, the committee considered the median proxy data from the peer group as the most relevant comparisons. For other executives who hold positions which may not be reported as consistently in proxy data, the committee considered both proxy data and survey data to develop the appropriate compensation levels. In each case, the committee evaluated the scope of the executive’s responsibilities and other factors, identified above, in light of the benchmarked data.

As a result of this change in methodology for determining appropriate benchmarks, certain pay elements for 2007 are below the benchmarked median. The committee intends to adjust compensation to achieve pay levels which approximate the benchmarked median. These adjustments will begin in 2008 but are likely to continue over the next several years. For example, the committee determined that the benchmarked median for annual long-term incentive grant levels is higher than the level established at the time of the spin-off in 2006. Because the Company structured the executive equity grants at the time of the spin-off to equal the annual grants that would have been made through the end of 2008, the Compensation Committee determined that the Company should not grant additional awards in 2008, except in special circumstances. The committee will determine how and when to make additional grants to bring the levels closer to the benchmarked median in 2009 and later.

The elements of our executive compensation program are identified immediately below.

The Western Union 2007 Executive Compensation Program

Western Union’s 2007 executive compensation program included the following elements:

•	Base salary

•	Annual incentive compensation consisting of “performance-based” cash awards

•	Equity-based, long-term incentive

•	Severance and change-in-control arrangements

•	Retirement plans

•	Benefits and perquisites

Overview

Our compensation program as a whole was designed to support our compensation philosophies. In weighing the various compensation elements, the Compensation Committee emphasized the variable elements of the program over the fixed elements, in order to hold executives accountable and reward them for the results of the Company and, where applicable, their business unit. For example, performance-based pay comprised 87% of Ms. Gold’s annualized targeted total compensation for 2007. For the other named executive officers, performance-based pay averaged 74% of their annualized targeted total direct compensation for the year.

In order to attract top caliber new executives and to retain the services of our existing executives, the committee established the targeted total cash compensation available to executives (base salary plus the target annual incentive award) at the benchmarked median. The annual cash incentive awards are tied to growth objectives that are meaningful to our stockholders, supporting focus by our executives on meeting the Company’s near-term objectives. As for the equity-based components of compensation, the committee believes that long-term incentive awards focus executives on creation of long-term value and align executives’ interests with those of our stockholders. Long-term incentive awards levels were also set based on the benchmarked median for each executive.

Each compensation element is described in detail below, and individual compensation decisions are discussed in “—Analysis of Our Named Executive Officers’ Compensation.”

Base Salary

Our philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. Our objective is to target base salaries at market median levels, with deviations for individual considerations. Annual and long-term incentive awards are calculated as percentages of base salary.

Annual Incentive Compensation

Stockholders approved The Western Union Company Senior Executive Annual Incentive Plan (“Annual Incentive Plan”) at Western Union’s May 10, 2007 Annual Meeting of Stockholders. The participants in the

Annual Incentive Plan are the Chief Executive Officer and our executive vice presidents, who together comprise our executive committee (“Executive Committee”). The Compensation Committee designed the plan to ensure that it retained discretion to establish bonuses at levels appropriate to reflect the participants’ performance and other individual factors, while preserving the Company’s ability to fully deduct the bonuses under Internal Revenue Code Section 162(m).

At its February 21, 2007 meeting, the Compensation Committee established a bonus pool under the Annual Incentive Plan in an amount up to 3% of the Company’s consolidated operating income, and allocated the pool among the participants to set the maximum amount that each could receive. This allows the committee to exercise “negative discretion” in setting payouts under the Annual Incentive Plan. The design of our Annual Incentive Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See “—Tax and Accounting Implications of Executive Compensation Program.”

In exercising negative discretion, the Compensation Committee set target awards as a percentage of base salary — 125% for the Chief Executive Officer and ranging from 65% to 75% for our other named executive officers. Targets were based on the benchmarked median, with individual adjustments as described in “—Analysis of Our Named Executive Officers’ Compensation.” These targets were set much lower than the bonus pool allocation for each executive. Actual awards to our named executive officers for 2007 performance totaled 5% of the bonus pool, or 0.14% of consolidated operating income.

Compensation under the Annual Incentive Plan is intended to be a significant component of an executive’s total cash compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Incentive Plan compensation holds executives accountable and rewards them based on actual business results. Awards for executives who hold corporate-wide positions are based on overall corporate performance. Awards for executives who are responsible for particular business units are based 75% on corporate performance and 25% on business unit performance. This ties a portion of the incentive pay to the performance of the executive’s area of responsibility while ensuring his or her focus on the overall objectives of the Company.

Corporate Performance. To align the executives’ annual incentive compensation opportunities with the Company’s plan and its growth objectives, the Compensation Committee set the executives’ annual incentive compensation award targets for corporate performance by establishing a grid based on the Company’s revenue and operating income growth.

The grid provided for performance levels below which no award would be paid and contemplated up to 200% payout for extraordinary performance. In the event of corporate performance levels that would generate in excess of 100% payout, the grid provided for steeper increases in percentage payout to enable the Company to share more of the upside relating to the executives’ superior performance. The table below indicates the potential target awards in relation to the corporate achievement in revenue and operating income growth.

	Corporate Performance
	Revenue Growth at or below 7% Operating Income at or below 0%	20 Combinations of Revenue Growth (Ranging from 7% to 14.5%), and Operating Growth (Ranging from 0% to 7.5%)	Revenue Growth, 15.5% Operating Income Growth, 10%
Percent of Target to be Awarded	0%	100%	200%

The Compensation Committee established the grid payout levels to encourage strong, focused performance. The 100% payout level was designed to be reasonably achievable with strong management performance, given the Company’s strategic objectives and the economic and market conditions at the time the targets were set. Payout at the upper end of the grid was designed to be difficult to achieve under those assumptions, while payout at the lower end of the grid but above the threshold level was designed to be achievable with sound management performance. The Company’s performance in 2007 resulted in a payout under the grid of 56% of the executives’ annual incentive plan award target for corporate performance.

The calculation of operating income growth in determining payout under the grid excluded a $22 million non-cash stock compensation charge taken in connection with the change-in-control of First Data in 2007. The Compensation Committee excluded this charge because the occurrence of such event was outside of the control of the Company and not anticipated when the corporate performance grid was established. Operating income growth is based on the Company’s income from operations under United States generally accepted accounting principles excluding this stock compensation charge.

Business Unit Performance. Three of our named executive officers lead business units for the Company. The Company has other business units, which are led by executives who are not named executive officers. Mr. Barnes has responsibility for the Company’s consumer-to-consumer money transfer business in the United States/Canada, Mr. Ersek for the consumer-to-consumer business in Europe, the Middle East, Africa and South Asia, and Mr. Marsh for the consumer-to-consumer business in Asia-Pacific. The Compensation Committee tied 25% of these executives’ annual incentive awards to the performance of their respective business units. The performance criteria were based on their business units’ plan for revenue and operating income growth. Performance targets varied by business unit based on historical performance and recent trends, market opportunity and challenges, planned investment and expected growth for the particular business unit.

The disclosure of these individual business unit targets, together with actual performance and payout percentages, would provide our competitors with significant insight into the Company’s strategy in these markets, along with its expectations for growth and investment in these areas. As with the corporate performance grids, the Compensation Committee established these targets at levels which would encourage strong, focused performance from the business units. The 100% payout level for each business unit was designed to be reasonably achievable with strong management performance, given the Company’s strategic objectives and the economic and market conditions at the time the targets were set. Payout above this level, at the upper end of the grids, was designed to be difficult to achieve under those assumptions, while payout at the lower end of the grid but above the threshold level was designed to be achievable with sound management performance.

Amounts payable pursuant to the Annual Incentive Plan are intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m).

Equity-Based, Long-Term Incentive Compensation

The Western Union Company 2006 Long-Term Incentive Plan (“Long-Term Incentive Plan”), which was approved by stockholders of Western Union on May 10, 2007, allows the Compensation Committee to award various forms of long-term incentive equity-based grants, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock awards, and performance-based equity grants. The Compensation Committee has sole discretion in selecting participants for long-term incentive grants.

Long-term incentive awards are granted to (1) align the interests of our executives with the interests of our stockholders by focusing on objectives that result in stock price appreciation and (2) retain the services of executives through multi-year vesting provisions.

At the time of our spin-off, the Compensation Committee determined the annual, long-term incentive grant levels for our executives, with grant-date values to equal a set percentage of base salary. The committee set the Chief Executive Officer’s annual long-term incentive grant level as 5.3 times her base salary, which was approximately 70% of her 2007 targeted direct compensation, to encourage generation of long-term stockholder value. Each other named executive officer has an annual long-term incentive grant value ranging from 1.5 to 2.75 times the named executive officer’s base salary. Executives with corporate-wide positions receive long-term incentive award grant levels equal to 1.5 times base salary. Executives who manage business units, as well as the Chief Financial Officer, generally receive awards equal to 2 times base salary, because of their ability to create stockholder value. Mr. Ersek’s annual grant level is set at 2.75 times his base salary, reflecting the significant growth opportunities in his region and his scope of responsibility. See “—Analysis of Our Named Executive Officers’ Compensation.” The median of benchmarked data at the time of the spin-off was used to set the level of long-term incentive awards for each executive position, with individual adjustments as described in “—Analysis of Our Named Executive Officers’ Compensation.”

The Compensation Committee’s philosophy is that 75% of the grant value of annual long-term incentive awards should consist of stock options and 25% restricted stock or restricted stock units. The mix of types of equity grants provides executives with a balanced incentive by focusing their interests on stockholder return through stock options, and also provides an immediate ownership stake and retention incentive through restricted stock or restricted stock units. (Executives outside the United States receive restricted stock units instead of restricted stock awards.) Consistent with the desire to encourage long-term stockholder value, stock options generally vest pro rata over four years from grant, and restricted stock and restricted stock units become 100% vested on the three year anniversary of the grant date.

Upon our spin-off from First Data on September 29, 2006, our named executive officers (as well as other executives) were granted a combination of nonqualified stock options and restricted stock or restricted stock units under the Long-Term Incentive Plan, adopted by First Data in its capacity as sole stockholder of the Company on September 28, 2006 and later approved in amended form by Western Union’s stockholders on May 10, 2007. Each executive received these spin-off grants in an amount equal to the annual grants which would have been made to the executive through the end of 2008. Therefore, the spin-off grants to the executives equaled 2.25 multiplied by the named executive officer’s target annual grant levels. Based on advice received from the Compensation Consultant at the time, these “multi-year” grants are a typical practice with newly public companies, such as spin-offs or initial public offerings. The Compensation Committee did this to provide immediate, meaningful interest in Western Union stock for all of our Executive Committee Members, aligning their interests with those of our stockholders. As a result, no annual grants were made to the executives in 2007, other than to new members of the Executive Committee.

When making regular annual equity grants, the Compensation Committee’s policy is to approve them during the first quarter of each year. Under this policy, off-cycle equity grants are made on a quarterly basis to those eligible employees hired before the end of each calendar quarter with a grant date five trading days following our quarterly earnings release. The Compensation Committee has the discretion to make equity grants immediately if the Compensation Committee deems it appropriate in select circumstances. The Compensation Committee approves all annual equity grants and any off-cycle equity grants made to our Executive Committee members. The Compensation Committee delegates authority to approve off-cycle equity grants to employees other than the Executive Committee to the Compensation Committee Chair.

Outstanding stock options and restricted stock vest automatically upon a change-in-control (see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement) to allow executives to participate in the value they helped create leading up to the change-in-control transaction. The Long-Term Incentive Plan does not allow repricing of stock options or stock option exercise prices set below the closing trading price on the New York Stock Exchange on the date of grant.

Accelerated Vesting of Converted First Data Grants

Upon our spin-off, outstanding First Data equity grants held by Western Union executives (and all other Western Union employees who held equity grants) were converted into comparable Western Union shares of restricted stock, restricted stock units and stock option grants. These grants generally remained subject to the terms of the First Data equity plans. Under those terms, the change-in-control of First Data in September 2007 triggered accelerated vesting of all of the executives’ converted grants. See the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table in the “Executive Compensation” section of this Proxy Statement for further information on the accelerated vesting of these equity grants.

Severance and Change-in-Control Policy

Western Union has a severance and change-in-control policy for our Executive Committee, including our named executive officers. The severance and change-in-control policy was based on the policy that was in place for executives of First Data at the time of our spin-off. Based on information provided by the Compensation Consultant at the time the policy was adopted by the Compensation Committee, the severance and change-in-control policy was comparable to those provided by most other United States public corporations. The policy helps accomplish Western Union’s compensation philosophy of attracting and retaining exemplary talent. Please see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding Western Union’s severance and change-in-control policy.

The committee believed, and continues to believe, it was appropriate to provide executives with the rewards and protections afforded by the severance and change-in-control policy. The policy also reduces the need to negotiate individual severance arrangements with departing executives. In the event of a change in control, the policy’s severance benefits are payable only upon a so-called “double trigger.” This means that severance benefits are triggered within 24 months after the date of a change-in-control only when an eligible executive is involuntarily terminated (other than for cause, death, or disability), or terminates his or her own employment voluntarily for “good reason” (including a reduction in title, reduction in base salary or bonus or relocation from principal working location of more than 35 miles without consent). Because only three members of our Executive Committee are subject to employment contracts, the severance and change-in-control policy protects our executives from termination for circumstances not of their doing.

Retirement Plans

Western Union’s executives are eligible for the retirement benefits that are generally available to all management-level employees in the countries in which the executives are located. Western Union provides retirement benefits in the United States through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan. We maintain the Incentive Savings Plan and the Supplemental Incentive Savings Plan for our United States employees, including our United States named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. Messrs. Ersek and Marsh are located in Austria and Hong Kong, respectively, and participate in the qualified retirement plans made available to eligible employees in those countries.

The Incentive Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. Employees may elect to contribute 1% to 100% of pay on a pre-tax basis, up to the limits established by the Internal Revenue Code. The Company matches contributions to an employee’s account dollar-for-dollar up to the first 3% of pay, and $0.50 for every dollar contributed on the next 2% of pay up to a maximum match of 4% of eligible pay.

The Supplemental Incentive Savings Plan (“SISP”) is available to our employees in the United States who are vice president and above. Each of the named executive officers, other than Messrs. Ersek and Marsh, is eligible to participate in the SISP. Under this plan, eligible executives may defer up to 80% of their pay by contributing the money into a hypothetical account. The Company matches 100% of the contributions up to the first 3% of pay and 50% of the contributions up to the next 2% of pay up to a maximum match of 4% of pay for the period, less any Company match under the Incentive Savings Plan. The Company offers this plan to senior management to provide additional means of deferring compensation in a tax-efficient manner.

These types of savings plans are consistent with those provided by our peer companies, and are an important element in attracting and retaining talent in a competitive market. Please see the 2006 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding Western Union’s retirement plans.

Benefits and Perquisites

The Compensation Committee determined that, in general, benefits available to management-level employees of the Company, when considered together with their levels of compensation and very limited perquisites, were appropriate. In connection with Mr. Marsh’s assignment in Hong Kong, the Company provides Mr. Marsh with certain expatriate benefits under the terms of his employment agreement. In March 2007, the Company and Mr. Marsh agreed to eliminate certain of those benefits and to phase out certain other expatriate benefits provided to Mr. Marsh over the next three years. Please see the “Executive Compensation—Narrative to the Summary Compensation Table and Plan-Based Awards Table” section of this Proxy Statement for further information with respect to these benefits.

The Company’s global benefit philosophy for employees, including executives, is to provide a package of benefits consistent with local practices and competitive within individual markets. Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Western Union employees in the countries in which they are located. In addition, in 2007 the Company provided the following benefits and perquisites as described in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement: financial planning services, relocation reimbursement, golf privileges, spousal travel to business events and, for one of our executives, Company-paid car, driver, parking, expatriate benefits and a club membership.

The Company provided its named executive officers with reasonable perquisites and other personal benefits which are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent. The Committee will periodically review the levels of perquisites and other personal benefits provided to named executive officers.

Share Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of Western Union shares throughout their tenures with the Company, the Compensation Committee established share ownership guidelines for our executives. The share ownership guidelines require the Chief Executive Officer to own Western Union shares equal in value to five times her base salary and each of the other named executive officers (as well as the other members of the Executive Committee) to own shares equal in value to two times his respective base salary. The ownership guideline for the Chief Executive Officer is higher because (i) the committee desires that she maintain a significant interest in the future of the Company, (ii) she receives higher equity grants than the other executives and (iii) this is consistent with market practices. Executives have five years from the spin-off, or the date of hire for executives hired after the spin-off, in which to reach their ownership guideline level. If an executive’s base salary increases, the ownership guideline increases proportionately, and the time period within which the executive is required to reach the increased ownership requirement is also five years. The on-going executive long-term incentive compensation program has been designed to facilitate achievement of the ownership guidelines.

Included in the definition of share ownership are unvested shares of restricted stock and restricted stock units, any Western Union shares owned outright, including shares acquired upon option exercises, and shares in any Western Union benefit plan. Unexercised stock options do not count towards meeting share ownership guidelines. As of December 31, 2007, Ms. Gold and Messrs. Battista and Ersek met their respective ownership guideline levels, and it is expected that each Executive Committee member, including all of the named executive officers, will reach guideline levels within five years.

Employment Agreements

While the Compensation Committee generally believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms, the Company recognizes that under certain circumstances special arrangements may be necessary or desirable, and has or has had agreements with Mr. Scheirman, Mr. Barnes, Mr. Ersek and Mr. Marsh. On September 30, 2006, the Company entered into an employment agreement with Mr. Scheirman pursuant to which Mr. Scheirman agreed to serve as Executive Vice President and Chief Financial Officer of Western Union and as a member of the Western Union Executive Committee. On May 7, 2007, the Company and Mr. Scheirman agreed that his employment would no longer be subject to the terms of an employment agreement, and he is subject to the Company’s policies which generally apply to all similarly situated executives. The Company entered into a letter agreement with Mr. Barnes in order to induce him to join Western Union in August 2006. The Company’s agreement with Mr. Ersek, consistent with those of the Company’s employees in Austria, is principally a statement of his basic terms of employment and was entered into with a Western Union subsidiary in 1999. The Company also has an agreement with Mr. Marsh which has been in place since he joined the Company in 2004. It provides for his base salary, eligibility for health and welfare benefits similar to those available to other employees in Hong Kong, vacation leave and other allowances, and certain confidentiality, non-solicitation and non-competition provisions following his employment. Please see the “Executive Compensation—Narrative to the Summary Compensation Table and Plan-Based Awards Table” section of this Proxy Statement for a description of the material terms of such employment letter and agreements.

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, named executive officer compensation over $1 million is generally not deductible for United States income tax purposes. However, performance-based compensation in excess of $1 million is exempt from the deduction limit if certain requirements are met. The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. For example, all named executive officer base salaries are below $1 million and, subject to compliance with Section 162(m), annual cash incentive and stock option awards qualify for the exemption under Section 162(m), while the restricted stock/restricted stock unit grants do not.

Analysis of Our Named Executive Officers’ Compensation

Christina A. Gold

President and Chief Executive Officer

Ms. Gold is responsible for the overall performance of the Company. She also serves as a director of the Company. Ms. Gold joined Western Union as its President in 2002. She oversaw the spin-off and establishment of Western Union as an independent, publicly traded Fortune 500 company in 2006. Prior to joining Western Union, Ms. Gold was President and Chief Executive Officer of Excel Communications and served as President of Avon North America.

Ms. Gold’s 2007 compensation was weighted significantly toward variable performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation, because the Compensation Committee desired to tie a significant level of Ms. Gold’s compensation to the performance of the Company. At target-level performance for 2007, Ms. Gold’s annual compensation was weighted 13% base salary, 17% annual incentive award, and 70% long-term incentive equity grants, based on her annual long-term incentive equity grant which was awarded as part of the multi-year grant at the time of the spin-off. Eighty-seven percent of Ms. Gold’s targeted compensation varies based on the Company’s performance. Please see “—The Western Union 2007 Executive Compensation Program—Equity-Based, Long-Term Incentive Compensation” for further information regarding the multi-year long-term incentive equity grants.

On February 21, 2007, the Compensation Committee established Ms. Gold’s base salary at $925,000 and her Annual Incentive Plan target at 125% of her base salary, or $1,156,250. The maximum Annual Incentive Plan award that she could have earned in 2007, based on achieving superior annual performance, was 200% of her target, or $2,312,500. This base salary was at the median of both the peer group proxy and survey data, while the target annual incentive was slightly lower than that of the peer group and slightly higher than that of the survey data. In determining the level for each of these compensation elements, the Compensation Committee considered Ms. Gold’s role and responsibilities as Chief Executive Officer, the successful completion of the Company’s spin-off in 2006, the Company’s financial performance and the goals and objectives set for the Company by the Board of Directors.

Ms. Gold’s compensation is set higher relative to the other named executive officers. The Compensation Committee considers this to be appropriate, based on market data provided by the Compensation Consultant, and because her level of pay reflects her ultimate responsibility to oversee the performance of the Company.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Ms. Gold’s 2007 Annual Incentive Plan award was $647,500. This reflected the payout of 56% of her target, consistent with the corporate performance grid parameters.

Scott T. Scheirman

Executive Vice President and Chief Financial Officer

Mr. Scheirman joined First Data in 1992, where he held positions of increasing responsibility in the finance area. Mr. Scheirman served as the Senior Vice President and Chief Financial Officer for the Western Union business unit from 1999 through 2006 and assumed his current role as Chief Financial Officer at the time of the spin-off. Mr. Scheirman also serves as a director of the Western Union Foundation. Prior to joining First Data, Mr. Scheirman was with Ernst & Young LLP.

Mr. Scheirman was a co-principal financial officer with Mr. Barnes from August 2006 until February 2007, when Mr. Barnes assumed his current role leading the United States/Canada business unit for the Company and Mr. Scheirman assumed all of the responsibilities as Chief Financial Officer. Due to his tenure in his position as the Chief Financial Officer of a Fortune 500 company, the Compensation Committee targeted Mr. Scheirman’s 2007 total compensation slightly below median. With his assumption of additional responsibilities and demonstrated ability to perform in that role, the Compensation Committee has targeted his 2008 total compensation at the benchmarked median for chief financial officers.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Mr. Scheirman’s 2007 Annual Incentive Plan award was $184,240. This reflected the payout of 56% of his target, consistent with the corporate performance grid parameters.

David G. Barnes

Executive Vice President, United States/Canada and Strategic Development

Mr. Barnes joined Western Union in August 2006, prior to the spin-off, in the role of Executive Vice President, Finance and Strategic Development. Mr. Barnes was integral to establishing the newly public Company in the finance community and helping to establish the company’s debt and equity structure. In February 2007, the Company recognized the need to address challenges in its United States market and requested Mr. Barnes to lead the United States/Canada business while maintaining responsibility for strategic development.

Prior to joining Western Union, Mr. Barnes served as Chief Financial Officer for RadioShack Corporation, Coors United States and YUM! Brand’s greater China Region.

Mr. Barnes’ total direct compensation targets for 2006 and 2007 were set at the time he joined the Company based on his salary at his previous employer, the compensation recommendations of the company which assisted with his recruitment and input from the Compensation Consultant on market data for financial officer compensation. When Mr. Barnes accepted his current position, his base salary remained as established at his hire date. As with other executives, the committee will continue to evaluate Mr. Barnes’ compensation relative to his experience, tenure and performance.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Mr. Barnes’ 2007 Annual Incentive Plan award was $149,625. This reflected the payout of 42% of his target, consistent with the corporate and business unit performance grid parameters. Mr. Barnes received 56% of his corporate performance target, which was 75% of his total award, and 0% of his business unit target.

Guy Battista

Executive Vice President, President Western Union Financial Services, Inc.

Mr. Battista joined Western Union’s former parent company, First Data, in 1990, where he served as Executive Vice President and Chief Information Officer. He has more than 30 years of information technology experience. At Western Union, Mr. Battista oversees customer service for consumers and agents, credit risk and settlement operations, real estate, security and fraud prevention and response. In this role, he manages the Company’s relationship with the union and oversees a total of approximately 1,000 union and non-union employees.

Because of Mr. Battista’s senior leadership position at First Data, his 2007 compensation levels equal what he received in that position. These levels exceed the benchmarked median, which the committee deemed appropriate in light of his significant experience and the unique and critical role he serves for the Company.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Mr. Battista’s 2007 Annual Incentive Plan award was $201,420. This reflected the payout of 56% of his target, consistent with the corporate performance grid parameters.

Hikmet Ersek

Executive Vice President and Managing Director, Europe/Middle East/Africa/South Asia

Mr. Ersek joined Western Union in 1999, and was responsible for increasing geographical areas in Europe, taking responsibility for Europe/Middle East/Africa/South Asia in 2003. Prior to joining Western Union, he held positions at Europay/MasterCard and GE Money Capital. Mr. Ersek’s region is a significant area of growth for the Company, consisting of over 120 countries and territories and more than 183,000 agent locations. Mr. Ersek has delivered strong revenue and profit growth for the Company. The region also presents unique regulatory challenges including those relating to the Western Union International Bank.

In recognition of his leadership, his region’s performance, the expectation that he will continue to drive growth in his region, the significant size of his region and its importance to the Company, Mr. Ersek’s annual compensation targets and long-term incentive award levels were set above benchmarked median. In February 2007, the committee granted Mr. Ersek additional long-term incentive awards in recognition of his contributions and to increase his focus on long-term stockholder value creation.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Mr. Ersek’s 2007 Annual Incentive Plan award was €286,413, or $421,428 based on a conversion rate of $1.4714 for each euro as of February 21, 2008. This reflected the payout of 83% of his target, consistent with the corporate and business unit performance grid parameters which dictated that he receive 56% of his corporate performance target, which was 75% of his total award, and 163% of his business unit target.

Ian Marsh

Executive Vice President and Managing Director, Asia Pacific

Mr. Marsh joined Western Union in 2004 to oversee its business in the Asia Pacific region. His prior experience includes President, Reader’s Digest Europe and a variety of positions during his 30 years with American Express in Asia.

As with other business unit leaders, Mr. Marsh’s annual compensation was benchmarked to leaders of business units of comparable size and complexity. Because of his years of experience in Asia, his 2007 annual compensation exceeded the benchmarked median, with heavier weighting toward the short-term incentive target, focusing on driving the Company’s overall growth and that of the region.

Based on the Company’s performance for 2007 as described in the “—Annual Incentive Compensation” discussion above, Mr. Marsh’s 2007 Annual Incentive Plan award was $202,125. This reflected the payout of

69% of his target. This reflects a payout under the corporate performance grid of 56% of his corporate performance target, which was 75% of his total award, and 108% of his business unit target. The Compensation Committee exercised discretion with respect to the Asia Pacific performance grid payout. When the Compensation Committee approved the grid for Asia Pacific, it included the impact of a small planned acquisition within that region. Because the acquisition did not occur, the Compensation Committee adjusted the revenue grid parameters to remove the impact of the acquisition. The Compensation Committee considered this adjustment to be appropriate since the occurrence of such acquisition was outside of the control of the Company. The Asia Pacific business unit otherwise met or exceeded its revenue and operating income growth performance objectives, which resulted in a 108% payout of Mr. Marsh’s business unit target.

William D. Thomas

Former Executive Vice President and President, the Americas

Mr. Thomas left the Company on February 28, 2007. His departure resulted in payments under our executive severance policy. Because of his position as an executive officer and the amounts paid to him in 2007, he is listed as a named executive officer in the compensation tables located in the “Executive Compensation” section of this Proxy Statement. Due to the timing of his departure, neither his salary nor his annual and long-term incentive targets were adjusted by the Compensation Committee in 2007.

2008 Compensation

At its February 21, 2008 meeting, the Compensation Committee approved the following compensation amounts and awards for the current named executive officers. The increases in salary and the Annual Incentive Award Target as a percentage of salary include regular annual salary adjustments and increases to align compensation closer to the reassessed benchmarked median as described in “—Establishing and Evaluating Executive Compensation—Benchmarking.”

Named Executive Officer	Base Salary		Annual Incentive Award Target (% of Base Salary)
Christina A. Gold	$975,000		135%
Scott T. Scheirman	$520,000		80%
David G. Barnes	$500,000		80%
Guy Battista	$565,000		70%
Hikmet Ersek	$723,046	(1)	85%
Ian K. Marsh	$460,000	(2)	80%

Footnotes:

(1)	Mr. Ersek is paid in constant euros and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the euro. Mr. Ersek’s 2008 salary of €491,400 has been converted to U.S. dollars using an exchange rate of $1.4714 as of February 21, 2008.

(2)	Mr. Marsh is paid Hong Kong dollars, however, the Compensation Committee approved Mr. Marsh’s 2008 base salary in U.S. dollars.

EXECUTIVE COMPENSATION

The following table contains compensation information for our named executive officers for the last two fiscal years. The information included in this table for the year ended December 31, 2006 reflects compensation earned by the named executive officers for services rendered to First Data and its subsidiaries through September 29, 2006 and to the Company and its subsidiaries from September 29, 2006 through December 31, 2006.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($000)	Bonus ($000)(1)	Stock Awards ($000)(2)		Option Awards ($000)(3)	Non-Equity Incentive Plan Compensation ($000)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($000)(5)	All Other Compensation ($000)(6)	Total ($000)
Christina A. Gold	2007	912.5	—	2,852.5		4,882.8	647.5	2.9	112.8	9,411.0
President and Chief Executive Officer	2006	714.6	978.2	1,120.0		1,458.2	571.8	14.2	67.6	4,924.6

Scott T. Scheirman	2007	466.3	—	224.6		797.5	184.2	18.1	40.8	1,731.5
EVP, Chief Financial Officer	2006	332.8	98.1	75.7	(11)	337.2	86.9	15.9	62.4	1,009.0

David G. Barnes(7)	2007	475.0	—	179.4		1,053.8	149.6	0.2	175.1	2,033.1
Former EVP, Finance & Strategic Development Currently EVP, United States/Canada and Strategic Development	2006	181.8	202.5	44.9		153.6	—	0.1	60.1	643.0

Guy Battista	2007	553.4	—	1,827.4		—	201.4	37.8	54.2	2,674.2
EVP, President WUFSI	2006	532.1	639.7	795.7		4,035.6	385.3	48.6	103.0	6,540.0

Hikmet Ersek(8)	2007	660.3	—	383.9		942.0	421.4	—	66.9	2,474.5
EVP, Europe/Middle East/Africa/South Asia	2006	447.8	137.7	89.2	(11)	286.5	172.0	—	62.1	1,195.3

Ian K. Marsh(9)	2007	412.0	—	199.6		472.0	202.1	—	414.3	1,700.0
EVP and Managing Director, Asia Pacific	2006	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A

William D. Thomas(10)	2007	75.4	—	148.0		858.0	—	7.7	768.9	1,858.0
Former EVP and President, the Americas	2006	424.8	344.2	95.9	(11)	204.1	60.8	9.4	36.6	1,175.8

Footnotes:

(1)	The 2006 bonuses reflect discretionary bonuses paid by First Data in early 2006 for Messrs. Scheirman, Thomas and Ersek in the amounts of $75,000, $120,000 and $110,805, respectively, a deferred special cash award paid by First Data based on performance year 2004 for Ms. Gold and Messrs. Battista and Thomas in the amounts of $750,000, $550,000 and $200,000, respectively, and discretionary bonuses paid in early 2007 with respect to 2006 performance to each of the named executive officers as follows: Ms. Gold, $228,151; Mr. Scheirman, $23,100; Mr. Battista, $89,662; Mr. Ersek, $26,852 and Mr. Thomas, $24,225. Mr. Barnes’ bonus includes a $75,000 sign-on bonus and a guaranteed bonus equal to 70% of Mr. Barnes’ base salary prorated from August 15, 2006 through December 31, 2006 pursuant to his employment letter.

(2)

The amounts shown in this column are valued based on the amount recognized for financial statement reporting purposes during 2007 and 2006, as applicable, pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123

(revised 2004), Share-Based Payment (which we refer to as FAS 123R), except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating the 2007 amounts pursuant to FAS 123R. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the 2006 amounts pursuant to FAS 123R. The amounts shown in this column for 2007 reflect restricted stock or restricted stock unit awards granted in 2007 and in prior years. The 2007 FAS 123R expense also includes the FAS 123R charge incurred by the Company in connection with the vesting of restricted stock and restricted stock unit awards upon consummation of the change-in-control of First Data. See the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” section of this Proxy Statement for further information regarding the accelerated vesting of converted First Data grants. The amounts shown in this column for 2006 reflect restricted stock or restricted stock unit awards granted in 2006 and in prior years. Grants made to Mr. Scheirman on September 29, 2006 were amortized through November 2008 under the terms of his previous employment agreement. As the agreement was terminated on May 7, 2007, residual compensation expense from such grant will be recognized over the remaining requisite service period. The amounts shown in this column include both converted First Data stock-based awards and Western Union stock-based awards. The Western Union awards were multi-year grants intended to cover the period beginning with the spin-off through the end of 2008. See the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding these multi-year grants.

(3)	The amounts shown in this column reflect stock option awards granted in 2007 and 2006. The 2007 FAS 123R expense also includes the FAS 123R charge incurred by the Company in connection with the vesting of stock option awards upon consummation of the change-in-control of First Data. See the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” section of this Proxy Statement for further information regarding the accelerated vesting of converted First Data grants. The amounts are valued based on the amount recognized for financial statement reporting purposes during 2007 and 2006, as applicable, pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating the 2007 amounts pursuant to FAS 123R. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the 2006 amounts pursuant to FAS 123R. As Mr. Battista is eligible for retirement, the grant date fair value of his 2006 stock option awards were fully expensed in 2006. In addition, grants made to Mr. Scheirman on September 29, 2006 were amortized through November 2008 under the terms of his previous employment agreement. As the agreement was terminated on May 7, 2007, residual compensation expense from such grant will be recognized over the remaining requisite service period. The 2006 conversion of First Data stock options to Western Union stock options constituted a modification of those stock option awards under the provisions of FAS 123R, and as a result an aggregate modification charge of $454,990 for all of the named executive officers during 2006 is included in the 2006 amounts. Awards reflected in this column include multi-year spin-off awards granted by Western Union intended to cover the period beginning with the spin-off through the end of 2008. See the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding these multi-year grants.

(4)	The amounts shown in this column for 2007 constitute payments under The Western Union Company Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”). Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s potential award under the Annual Incentive Plan. The amounts shown in this column for 2006 constitute payments made under the First Data Senior Executive Incentive Plan for Ms. Gold and Mr. Battista, payments made under the First Data Performance First Incentive Plan for Messrs. Scheirman, Thomas and Ersek and individual performance awards for each of our named executive officers.

(5)	The amounts shown in this column reflect interest earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate.

(6)	Amounts included in this column for 2007 are set forth by category in the All Other Compensation Table below.

(7)	On February 6, 2007, David Barnes was appointed as Executive Vice President of United States/Canada and Strategic Development. At the time of his appointment, Mr. Barnes ceased to serve in the position of co-Principal Financial Officer of the Company.

(8)	Mr. Ersek is paid in constant euros and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the euro. Mr. Ersek’s 2007 compensation, other than compensation recognized under FAS 123R, Non-Equity Incentive Plan Compensation and dividend equivalents credited on outstanding Western Union restricted stock unit awards, has been converted to U.S. dollars using an exchange rate of $1.4724 for each euro as of December 31, 2007. Mr. Ersek’s 2007 Non-Equity Incentive Plan Compensation has been converted to U.S. dollars using an exchange rate of $1.4714 for each euro as of February 21, 2008. Mr. Ersek’s 2006 compensation, other than his compensation recognized under FAS 123R, Non-Equity Incentive Plan Compensation and dividend equivalents credited on outstanding Western Union restricted stock unit awards, has been converted to U.S. dollars using an exchange rate of $1.3203 for each euro as of December 31, 2006. Mr. Ersek’s 2006 Non-Equity Incentive Plan Compensation was converted to U.S. dollars using an exchange rate of $1.3260 for each euro as of February 21, 2007.

(9)	Mr. Marsh is paid in Hong Kong dollars. Mr. Marsh’s 2007 compensation, other than the compensation recognized under FAS 123R, Non-Equity Incentive Plan Compensation and dividend equivalents credited on outstanding Western Union restricted stock unit awards, has been converted to U.S. dollars using an exchange rate of $0.2814 for each Hong Kong dollar as of December 31, 2007. The Compensation Committee approved Mr. Marsh’s Non-Equity Incentive Plan Compensation in U.S. dollars.

(10)	In February 2007, Mr. Thomas left the Company.

(11)	Prior to our spin-off from First Data, First Data granted restricted stock awards or restricted stock units to its eligible non-executive officer employees, including Messrs. Scheirman, Thomas and Ersek, which represented half of their 2006 bonus targets. Amounts reported in this column include such restricted stock awards, which were converted into Western Union equity in connection with the spin-off.

ALL OTHER COMPENSATION

Name	Year	Perquisites & Other Personal Benefits ($000)(1)		Tax Reimbursements ($000)(2)	Company Contributions to Defined Contribution Plans ($000)(3)	Insurance Premiums ($000)	Restricted Stock Dividend ($000)(4)	Other Compensation ($000)	Post- Termination Payment ($000)(5)	Total ($000)
Christina A. Gold	2007	21.1		10.8	68.5	6.3	5.3	0.8	—	112.8
Scott T. Scheirman	2007	11.5		5.2	22.4	0.7	1.0	—	—	40.8
David G. Barnes	2007	138.7	(8)	11.1	23.4	0.8	1.1	—	—	175.1
Guy Battista	2007	6.2		2.9	41.1	2.6	0.9	0.5	—	54.2
Hikmet Ersek(6)	2007	20.4		6.7	37.9	—	1.9	—	—	66.9
Ian K. Marsh(7)	2007	314.0	(9)	54.4	41.2	3.8	0.9	—	—	414.3
William D. Thomas	2007	30.0		13.5	7.9	0.3	0.5	0.2	716.5	768.9

Footnotes:

(1)	Amounts in this column include the incremental cost or valuation of financial planning services for Ms. Gold and Messrs. Scheirman, Barnes, Battista, Marsh and Thomas, commercial flights for travel by the spouses of Ms. Gold and Messrs. Scheirman, Barnes, Battista, Ersek and Marsh to attend a business event, golf privileges for Mr. Scheirman, relocation expense for Mr. Barnes (as described in Footnote 8 to this table) and Mr. Marsh, expatriate benefits for Mr. Marsh (as described in Footnote 9 to this table), personal use of a Company-provided car, driver and/or parking facilities by Messrs. Ersek and Marsh, and the cost of club membership dues for Mr. Marsh.

(2)	Amounts in this column include tax gross-ups for financial planning services for Ms. Gold and Messrs. Scheirman, Barnes, Battista, Marsh and Thomas, use of Company-paid aircraft service by the spouse of Ms. Gold while accompanying Ms. Gold at a business event, commercial flights for travel by the spouses of Ms. Gold and Messrs. Scheirman, Barnes, Battista, Ersek and Marsh to attend a business event, golf privileges for Mr. Scheirman, relocation expense for Mr. Barnes (as described in Footnote 8 to this table) and Mr. Marsh, expatriate benefits for Mr. Marsh (as described in Footnote 9 to this table), personal use of a Company provided car and parking facilities by Mr. Ersek and club membership dues for Mr. Marsh.

(3)	Amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers, except for Messrs. Ersek and Marsh, to the Company’s Incentive Savings Plan and related Supplemental Incentive Savings Plan, contributions made by the Company on behalf of Mr. Ersek to the Company’s defined contribution plan in Austria, the Vereinigung Banken Versicherungen Pensionskasse Plan, and contributions made by the Company on behalf of Mr. Marsh to the Company’s defined contribution plan in Hong Kong, the Mandatory Provident Fund.

(4)	Amounts shown in this column represent dividends and dividend equivalents credited on outstanding Western Union restricted stock and restricted stock unit awards. While such dividends were declared on the same basis as dividends declared with respect to shares owned by Western Union stockholders, the payment of these dividends and dividend equivalents is deferred until the vesting of the restricted stock and restricted stock unit awards.

(5)	These amounts represent payments made to Mr. Thomas in connection with his departure from the Company in February 2007. Please see the “Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the amount of compensation received by Mr. Thomas in connection with his departure from the Company.

(6)	Amounts paid to or on behalf of Mr. Ersek were converted using an exchange rate of $1.4724 for each euro as of December 31, 2007.

(7)	Amounts paid to or on behalf of Mr. Marsh were converted using an exchange rate of $0.2814 for each Hong Kong Dollar as of December 31, 2007.

(8)	This amount includes $125,808 paid to or on behalf of Mr. Barnes in connection with his relocation from Texas to Colorado. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the actual amount paid to the service provider or Mr. Barnes, as applicable.

(9)	The amounts reported in this column include the aggregate incremental costs to the Company for the following expatriate benefits paid to Mr. Marsh pursuant to the terms of his employment agreement: housing allowance ($136,447); utility allowance ($31,701); and goods and services allowance ($71,736). In March 2007, the Company and Mr. Marsh agreed to eliminate certain of the expatriate benefits available to Mr. Marsh under his employment agreement and to phase out certain other expatriate benefits provided to Mr. Marsh over the next three years. Please see the “Narrative to the Summary Compensation Table and Plan-Based Awards Table” section of this Proxy Statement for further information with respect to these benefits. These perquisites are valued at the actual amount paid to each provider of such perquisites, or if applicable, to Mr. Marsh for use in obtaining the perquisite.

The following table summarizes awards made to our named executive officers in 2007. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, in connection with our spin-off from First Data, the Compensation Committee awarded each named executive officer spin-off equity grants in an amount equal to the annual equity grants which would have been made to each named executive officer through the end of 2008. As a result of these multi-year grants, no annual equity grants were made to the named executive officers in 2007.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target Maximum ($000) ($000)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($000)(2)
Christina A. Gold	—	1,156.3		2,312.5		—		—		—	—
Scott T. Scheirman	—	329.0		658.0		—		—		—	—
David G. Barnes	—	356.3		712.5		—		—		—	—
Guy Battista	—	359.7		719.4		—		—		—	—
Hikmet Ersek	2/21/2007	509.6	(3)	1,019.2	(3)	10,000	(4)				221.4
	2/21/2007							10,000	(5)	$22.14	92.7
Ian K. Marsh	—	294.0		588.0		—		—		—	—
William D. Thomas	—	—		—		—		—		—	—

Footnotes:

(1)	The amounts in these columns consist of the target and maximum cash bonus levels set in 2007 under the Annual Incentive Plan. The amount actually earned by each named executive officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	The amounts included in this column are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FAS 123R.

(3)	Mr. Ersek’s 2007 target and maximum bonus levels set under the Annual Incentive Plan have been converted to U.S. dollars using an exchange rate of $1.4724 for each euro as of December 31, 2007.

(4)	This number represents restricted stock units awarded under The Western Union Company 2006 Long-Term Incentive Plan. The award vests in full, if Mr. Ersek is still employed by the Company at the time, on the third anniversary of the date of grant.

(5)	This number represents options awarded under The Western Union Company 2006 Long-Term Incentive Plan. The award vests in 25% increments on each of the first through fourth year anniversaries of the grant date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

As of December 31, 2007, the Company had employment agreements with Messrs. Barnes, Ersek and Marsh. The terms of those employment agreements are set forth below.

Western Union is a party to a letter agreement with David G. Barnes, pursuant to which Mr. Barnes served as Executive Vice President of Finance and Strategic Development of Western Union. On February 6, 2007, Mr. Barnes was appointed to the position of Executive Vice President of United States/Canada and Strategic Development. The terms of Mr. Barnes’ agreement provide for (i) an annual base salary of $475,000, subject to merit increases, (ii) a guaranteed bonus of 70% of Mr. Barnes’ annualized base salary for 2006, prorated from August 15, 2006 through December 2006, (iii) eligibility to participate in our Senior Executive Incentive Plan, (iv) a sign-on bonus of $75,000, subject to forfeiture if Mr. Barnes’ employment is terminated within 12 months of his start date, unless such termination is involuntarily and not for cause, (v) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (vi) eligibility for an annual target grant of either stock options or a combination of stock options and restricted stock with respect to the Common Stock of approximately two times Mr. Barnes’ base salary and (vii) relocation assistance. The terms of Mr. Barnes agreement also provide that Mr. Barnes was eligible for a grant of stock options to purchase 50,000 shares of common stock of First Data, which options were replaced with substitute Western Union stock options in connection with our spin-off from First Data. The letter agreement does not have a fixed term and may be terminated by either party at any time for any reason, provided that if Mr. Barnes’ employment is involuntarily terminated and not for cause within the first two years of Mr. Barnes’ employment, Mr. Barnes will be eligible for 24 months termination pay equal to $1,615,000. If, however, the applicable Western Union executive severance plan provides for a severance payment that is equal to or greater than the severance payments provided for under the letter agreement, then Mr. Barnes will receive severance benefits under the applicable Western Union executive severance plan rather than the terms of the letter agreement.

Western Union Financial Services GmbH, one of our subsidiaries, is party to an employment agreement with Mr. Ersek, pursuant to which Mr. Ersek has served in various positions, most recently as Executive Vice President, Europe/Middle East/Africa/South Asia. The terms of Mr. Ersek’s employment agreement provide for (i) annual base salary subject to merit increases, (ii) an annual bonus, (iii) participation in a pension plan, (iv) vacation leave and (v) a company car. Mr. Ersek’s employment agreement also includes non-competition and confidentiality provisions. During his employment, Mr. Ersek is prohibited from competing with Western Union and from engaging in any activity outside of his employment with Western Union, even if the activity is not competitive with Western Union. Mr. Ersek has also agreed, for a period of one year following termination of his employment for any reason, not to compete against Western Union within Austria, provided that if Mr. Ersek is terminated without cause Western Union will be required to pay Mr. Ersek the amounts to which he was most recently entitled under his employment agreement. The employment agreement does not have a fixed term but either party may terminate the agreement upon six months’ prior notice. The employment agreement does not provide for any severance payments upon termination of employment, other than the payments described above in connection with the non-competition provisions of the agreement.

Western Union Hong Kong Limited, one of our subsidiaries, is party to an employment agreement with Mr. Marsh, pursuant to which Mr. Marsh has served in various positions, most recently as our Executive Vice President and Managing Director, Asia Pacific, since February 2004. The terms of Mr. Marsh’s employment agreement provide for (i) annual base salary subject to merit increases, (ii) eligibility to participate in health and welfare benefits programs, (iii) vacation leave, (iv) a car allowance, (v) international service and mobility allowances, (vi) certain allowances related to maintaining a residence, (vii) club membership fees, (viii) certain travel expenses for Mr. Marsh’s children and (ix) tax preparation assistance. Mr. Marsh’s employment agreement also includes non-solicitation and confidentiality provisions. Mr. Marsh has also agreed, for a period of twelve months following termination of his employment for any reason, not to compete against Western Union in Taiwan, Hong Kong, China or any other country in which Mr. Marsh worked during the two-year period prior to the date of termination of his employment. Mr. Marsh will be paid one month’s salary for each month of his non-competition agreement. The employment agreement does not have a fixed term but either party may terminate the agreement upon one month’s prior written notice, provided that Western Union Hong Kong may terminate the employment agreement for justifiable cause (as described in the agreement) without prior written notice to Mr. Marsh. The employment agreement does not provide for any severance payments upon termination of employment, other than the payments described above in connection with the non-competition provisions of the agreement. In March 2007, the Company and Mr. Marsh agreed that the Company would no longer provide the travel allowance with respect to Mr. Marsh’s children and the tax preparatory assistance (excluding the financial planning services that Mr. Marsh is eligible for as a member of the Executive Committee). The Company and Mr. Marsh also agreed that certain of the expatriate benefits received by Mr. Marsh would be phased out over the next three years. In connection with such decisions, Mr. Marsh’s annual base salary was increased to $420,000 subject to future merit increases.

On May 7, 2007, the Company and Mr. Scheirman agreed that his employment would no longer be subject to the terms of an employment agreement, and Mr. Scheirman is now subject to the Company’s policies which generally apply to all similarly situated executives.

In addition to the employment letter and agreements, we established and adopted an executive severance plan for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. Please see “Potential Payments Upon Termination or Change-in-Control” below for a description of such plan.

Awards

As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, at the time of our spin-off from First Data, the Compensation Committee determined the annual, long-term incentive grant levels for each of our named executive officers, as a percentage of base salary. In connection with our spin-off, the Compensation Committee awarded each named executive officer spin-off grants in an amount equal to the annual equity grants which would have been made to each named executive officer through the end of 2008. As a result of these multi-year equity grants, no annual equity grants were made to the named executive officers in 2007.

On February 21, 2007, the Compensation Committee granted equity awards to Mr. Ersek pursuant to the terms of The Western Union Company 2006 Long-Term Incentive Plan, in recognition of Mr. Ersek’s contributions to the Company and to increase his focus on long-term stockholder value creation. The Compensation Committee granted to Mr. Ersek an option to purchase 10,000 shares of Western Union common stock. Twenty-five percent of this option vests on each of the first, second, third and fourth anniversaries of the grant date. The exercise price for this option is equal to the closing price of Western Union’s common stock as reported on the New York Stock Exchange on the date of grant. The Compensation Committee also granted to Mr. Ersek a restricted stock unit award representing 10,000 shares of Western Union common stock. This award will vest in full, if Mr. Ersek is still employed by the Company at the time, on the third anniversary of the date of grant.

On February 21, 2007, the Compensation Committee also established objectives to be considered when exercising its negative discretion under the Annual Incentive Plan. The targets with respect to Company-wide performance were based on 2007 revenue and operating income growth. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s potential award under the Annual Incentive Plan. For Ms. Gold and Messrs. Scheirman and Battista, 100% of their potential bonus was based on Company performance. For Messrs. Barnes, Ersek and Marsh, 75% of their potential bonus was based on Company performance and 25% was based on the business unit for which such named executive officer was responsible during 2007.

Accelerated Vesting of Converted First Data Grants

In connection with our spin-off from First Data, all outstanding First Data stock options, restricted stock awards and restricted stock unit awards (collectively, “Stock-Based Awards”) held by Western Union employees, including our named executive officers, were, pursuant to the terms of the applicable First Data plans, adjusted to reflect the financial effect of the spin-off by converting them into new Western Union Stock-Based Awards (the “Converted Stock-Based Awards”). All vesting and grant terms of the First Data Stock-Based Awards were maintained in the Converted Stock-Based Awards. Under the vesting and grant terms, all of the Converted Stock-Based Awards vested upon consummation of the change-in-control of First Data in September 2007. The holders of the Converted Stock-Based Awards were not entitled to any merger consideration as a result of the change-in-control transaction. Please see the Outstanding Equity Awards at Fiscal Year-End Table and Option Exercises and Stock Vested Table included elsewhere in this Proxy Statement for further information on the vesting of the Converted Stock-Based Awards.

Salary and Bonus in Proportion to Total Compensation

In 2007, our named executive officers employed by the Company as of December 31, 2007 received 17% - 44% of their total compensation reported in the Summary Compensation Table in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee heavily weighted total direct compensation toward the variable elements, which includes annual incentive compensation and long-term incentive compensation, in order to hold executives accountable and reward them for the results of the Company and, where applicable, their business unit. Our Compensation Committee believes that our current compensation program gives our named executive officers a substantial alignment with stockholders, while also permitting our Compensation Committee to incentivize the named executive officers to pursue performance that increases shareholder value. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($000)(2)
Christina A. Gold	239,399	(3)	718,199	(3)	19.13	9/29/2016	132,319	(6)	3,212.7
	548,875				20.65	2/22/2016
	329,322				18.25	2/23/2015
	219,550				18.59	2/25/2014
	164,662				15.63	2/5/2013
	329,325				18.49	5/20/2012

Scott T. Scheirman	45,199	(3)	135,599	(3)	19.13	9/29/2016	24,983	(6)	606.6
	87,820				20.10	2/13/2016
	65,865				19.07	12/8/2014
	131,730				17.78	2/12/2014
	65,865				17.78	2/12/2014
	570				15.65	1/22/2013
	3,907				19.22	3/6/2012
	131,730				18.77	2/6/2012
	219				13.54	2/7/2011
	219				7.57	5/27/2008

David G. Barnes	50,952	(3)	152,856	(3)	19.13	9/29/2016	28,162	(6)	683.8
	109,775				18.24	8/14/2016

Guy Battista	41,912	(3)	125,737	(3)	19.13	9/29/2016	23,166	(6)	562.5
	329,325				20.65	2/22/2016
	219,550				18.25	2/23/2015
	219,550				18.59	2/25/2014
	131,730				15.63	2/5/2013
	175,640				18.77	2/6/2012
	219,550				13.54	2/7/2011
	109,775				10.22	12/8/2009
	109,775				6.19	12/9/2008

Hikmet Ersek	—		10,000	(4)	22.14	2/21/2017	10,000	(7)	242.8
	69,031	(3)	207,096	(3)	19.13	9/29/2016	38,155	(6)	926.4
	87,820				20.10	2/13/2016
	43,910				19.07	12/8/2014
	87,820				17.78	2/12/2014
	43,910				17.78	2/12/2014
	21,955				17.94	9/2/2013
	58,400				15.65	1/22/2013
	21,955				12.89	10/1/2012
	35,128				18.77	2/6/2012
	8,782				18.86	2/1/2012
	26,346				16.02	7/18/2011
	5,269				13.54	2/7/2011
	7,574				13.54	2/7/2011
	4,391				10.22	12/8/2009
	2,740				10.22	12/8/2009

Ian K. Marsh	39,446	(3)	118,341	(3)	19.13	9/29/2016	21,803	(6)	529.4
	37,323	(4)			20.10	2/13/2016
	43,910				19.07	12/8/2014
	76,842				18.66	3/1/2014

William D. Thomas	59,992		59,992	(5)	19.13	2/28/2009

Footnotes:

(1)

Grants prior to September 29, 2006 represent option awards granted to the named executive officer under the First Data equity compensation plans that were replaced with substitute Western Union options that were adjusted to preserve the pre-conversion intrinsic value of the First Data options. A portion of these substitute options became fully vested in December 2005 when the First Data Compensation and Benefits Committee accelerated the vesting of all First Data options then outstanding in anticipation of the adoption of FAS 123R in the first quarter of 2006. A portion of these substitute options also vested through the normal passage of time. The remainder of these substitute options became fully vested in September 2007 upon consummation of the change-in-control of First Data. Please see the “Narrative to the Summary Compensation Table and Plan-Based Awards Table” section of this Proxy Statement for a description of the accelerated vesting of converted First Data grants.

(2)	The market value of shares or units of stock that have not vested reflects a stock price of $24.28, the closing stock price on December 31, 2007.

(3)	These options were awarded on September 29, 2006 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(4)	These options were awarded on February 21, 2007 and vests in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(5)	Pursuant to the terms of the Western Union Executive Severance Policy, these options awarded to Mr. Thomas will continue to vest through February 28, 2009, the end of his severance period.

(6)	These restricted stock or restricted stock unit awards were granted by the Compensation Committee on September 29, 2006 and vest in full on the third anniversary of the date of grant.

(7)	Mr. Ersek was granted 10,000 restricted stock units on February 21, 2007. Mr. Ersek’s award vests in full, if Mr. Ersek is still employed by the Company at the time, on the third anniversary of the date of grant.

The following table provides information concerning each exercise of stock options and each vesting of stock during 2007 for each of the named executive officers.

2007 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Christina A. Gold	—	—	27,444 109,775 54,887	(1) (2) (2)	600,749 2,272,891 1,136,435

Scott T. Scheirman	—	—	1,211 2,422	(1) (2)	26,515 50,148

David G. Barnes	—	—	—		—

Guy Battista	65,865 7,315 32,932	815,066 113,906 513,654	19,210 109,775 38,421	(1) (2) (2)	420,507 2,272,891 795,507

Hikmet Ersek	—	—	1,598 3,196	(1) (2)	34,988 66,173

Ian K. Marsh	—	—	1,249 2,500	(1) (2)	27,347 51,763

William D. Thomas	—	—	2,422 2,422 2,423 4,598	(1) (3) (3) (3)	53,030 52,606 52,628 99,639

Footnotes:

(1)	These shares represent restricted stock and restricted stock unit awards that vested as a result of the passage of time pursuant to the terms of each award. The value realized upon vesting equals the number of shares that vested under the restricted stock or restricted stock unit award multiplied by the market value of the Western Union common stock on the date of vesting.

(2)	The shares shown acquired on vesting represent restricted stock and restricted stock unit awards that vested upon the consummation of the change-in-control of First Data in September 2007. These shares represent awards granted to the named executive officer under the First Data equity compensation plans that were replaced with substitute restricted stock and restricted stock unit awards that were adjusted to preserve the pre-conversion intrinsic value of the First Data equity awards. All vesting terms of the First Data equity awards were maintained in the substitute Western Union restricted stock and restricted stock unit awards, including terms with respect to the acceleration of vesting upon a change-in-control of First Data. The value realized upon vesting equals the number of shares that vested under the restricted stock or restricted stock unit award multiplied by the market value of the Western Union common stock on the date of vesting.

(3)	These shares represent restricted stock awards that vested pursuant to the Western Union Executive Severance Policy as a result of Mr. Thomas’ departure from the Company. Please see the “Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the amount of compensation received by Mr. Thomas in connection with his departure from the Company.

The following table provides information regarding our nonqualified deferred compensation plan.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($000)(1)	Registrant Contribution in Last FY ($000)(2)	Aggregate Earnings in Last FY ($000)(3)	Aggregate Withdrawals/ Distributions ($000)		Aggregate Balance at Last FYE ($000)(4)
Christina A. Gold	685.6	59.4	92.5	—		1,724.9
Scott T. Scheirman	26.6	13.3	65.2	—		855.1
David G. Barnes	67.5	14.4	3.9	—		102.3
Guy Battista	80.7	32.1	181.1	—		2,574.9
Hikmet Ersek	—	—	—	—		—
Ian K. Marsh	—	—	—	—		—
William D. Thomas	11.9	0.5	22.6	(415.6	)(5)	—

Footnotes:

(1)	These amounts represent deferrals of the named executive officer’s salary and compensation received under the Annual Incentive Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column in the Summary Compensation Table.

(3)	The amounts shown in this column were used to calculate the interest earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate, which is reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.

(4)	Amounts in this column were previously reported in the Summary Compensation Table in previous years as follows: Ms. Gold — $887,351, Mr. Scheirman — $749,978, Mr. Barnes — $16,522 and Mr. Battista — $2,280,979.

(5)	In connection with his departure from the Company and pursuant to the terms of the Supplemental Incentive Savings Plan, Mr. Thomas received a distribution of his account balance under the Supplemental Incentive Savings Plan. The distribution was delayed for six months in accordance with the requirements of Section 409A of the Internal Revenue Code.

Incentive Savings Plan

We maintain a defined contribution retirement plan (the Incentive Savings Plan or “ISP”) for our United States non-union employees, including our United States named executive officers, which is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we make matching contributions equal to 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. For 2007, each named executive officer (except Messrs. Ersek and Marsh) was eligible to receive a company contribution equal to 4% of his or her eligible salary. Messrs. Ersek and Marsh are located in Austria and Hong Kong, respectively, and participate in the qualified retirement plans made available to eligible employees in those countries.

Supplemental Incentive Savings Plan

We maintain a nonqualified supplemental savings plan (the Supplemental Incentive Savings Plan or “SISP”) for certain of our United States non-union employees, including our United States named executive officers. Under the SISP, participants may defer up to 80% of their salaries, including commissions and incentive compensation (other than annual bonuses), and may make a separate election to defer up to 80% of any annual bonuses they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the ISP. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains and losses applicable to their SISP accounts. Prior to January 1, 2007, participants were also permitted to choose the Western Union Fixed Income Fund for purposes of determining imputed earnings, gains and losses applicable to their SISP accounts, which resulted in certain of the named executive officers earning above market earnings on such notional investment. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code and the terms of the SISP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years. Each of the named executive officers, other than Messrs. Ersek and Marsh, is eligible to participate in the SISP.

In connection with our spin-off from First Data, accounts included in First Data’s savings plans with respect to Western Union employees were transferred to the ISP and SISP, as applicable.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Policy

We maintain an executive severance policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. The purpose of the severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who, following a change-in-control of Western Union, are involuntarily terminated other than for “cause” or terminate for good reason, and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change-in-control. Under the executive severance policy, a change-in-control is defined to include:

•	acquisition by a person or entity of 25% of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	an unapproved change in a majority of the Board members; and

•	certain corporate restructurings, including certain mergers, dissolution and liquidation.

The plan provides for the following severance and change-in-control benefits:

•	A cash payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two.

•	A cash payment equal to the senior executive’s prorated bonus for the year in which the termination occurs.

•

Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.

•	Financial planning benefits plus related tax gross-ups for the severance period.

•	At the discretion of the Compensation Committee, outplacement benefits may be provided to the executive.

•

Upon a change-in-control only, all equity compensation awards that were made pursuant to our Long-Term Incentive Plan, including those that are performance based, will become fully vested and exercisable on the date of the change-in-control and the right to exercise awards will continue twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, stock options granted pursuant to our Long-Term Incentive Plan will continue to vest and be exercisable for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms), and restricted stock awards and restricted stock unit awards will vest on a prorated basis based on the period from the grant date to the termination date.

•

If severance benefits payable after a change-in-control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional cash payment in an amount that, after payment of all taxes on such benefits (and on such amount), provides the senior executive with the amount necessary to pay such tax. (If the severance benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.)

The provision of severance benefits under the executive severance policy is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

Severance Arrangements Pursuant to Employment Agreements

The Company has also entered into an employment letter agreement or employment agreements with Messrs. Barnes, Ersek and Marsh that provide severance payments upon certain terminations. Please see the “Narrative to the Summary Compensation Table and Plan-Based Awards Table” above for a description of terms of such employment letter and agreements.

Upon a change-in-control, unvested stock options and restricted stock held by each of our named executive officers would generally accelerate and vest immediately. Ms. Gold and Messrs. Scheirman, Barnes, Battista, Ersek and Marsh would have received equity values with respect to such vesting of approximately $6,911,400, $1,304,900, $1,471,000, $1,210,000, $2,257,100 and $1,138,900, respectively.

We have quantified the potential payments upon termination under various termination circumstances in the tables set forth below. For Mr. Thomas, we have quantified the payments he received or is entitled to receive in connection with his departure from the Company in February 2007.

PAYMENTS UPON A TERMINATION

Termination Following a Change-in-Control

					Long-Term Incentives(5)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Financial Planning & Outplacement Services ($000)(3)	Financial Planning Gross-Up ($000)(4)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)(6)	Total ($000)
Christina A. Gold	5,315.6	0.7	75.0	48.9	3,698.7	3,212.7	3,393.4	15,745.0
Scott T. Scheirman	1,926.1	18.2	20.0	13.0	698.3	606.6	—	3,282.2
David G. Barnes	2,017.8	18.3	30.0	19.6	787.2	683.8	995.4	4,552.1
Guy Battista	2,184.8	18.3	24.9	16.2	647.5	562.5	—	3,454.2
Hikmet Ersek	2,886.4	—	30.0	30.0	1,087.9	1,169.2	—	5,203.5
Ian K. Marsh	1,721.2	—	20.0	3.8	609.5	529.4	—	2,883.9
William D. Thomas	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary Termination Other Than for Death, Disability, or Cause—NEOs

						Long-Term Incentives(5)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Financial Planning & Outplacement Services ($000)(3)		Financial Planning Gross-Up ($000)(4)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)	Total ($000)
Christina A. Gold	5,315.6	0.7	75.0		48.9	3,698.7	1,342.5	—	10,481.4
Scott T. Scheirman	1,926.1	18.2	20.0		13.0	465.6	253.5	—	2,696.4
David G. Barnes	2,017.8	18.3	30.0		19.6	524.8	285.7	—	2,896.2
Guy Battista	2,184.8	18.3	24.9		16.2	431.7	235.0	—	2,910.9
Hikmet Ersek	2,886.4	—	30.0		30.0	721.7	456.5	—	4,124.6
Ian K. Marsh	1,721.2	—	20.0		3.8	406.3	221.2	—	2,372.5
William D. Thomas(7)	1,637.7	16.8	57.0	(8)	11.1	309.0	204.9	—	2,236.5

Death or Disability—NEOs

				Long-Term Incentives(5)
	Severance ($000)	Welfare Benefits ($000)	Financial Planning ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)	Total ($000)
Christina A. Gold	—	—	—	3,698.7	3,212.7	—	6,911.4
Scott T. Scheirman	—	—	—	698.3	606.6	—	1,304.9
David G. Barnes	—	—	—	787.2	683.8	—	1,471.0
Guy Battista	—	—	—	647.5	562.5	—	1,210.0
Hikmet Ersek	—	—	—	1,087.9	1,169.2	—	2,257.1
Ian K. Marsh	—	—	—	609.5	529.4	—	1,138.9
William D. Thomas	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Retirement (9)

				Long-Term Incentives(5)
	Severance ($000)	Welfare Benefits ($000)	Financial Planning ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)	Total ($000)
Guy Battista	—	—	—	647.5	—	—	647.5

Footnotes:

(1)	Amounts in this column represent severance payments equal to the named executive officer’s pro rata bonus for 2007 plus two times the sum of the named executive officer’s base salary and target bonus. The pro rata bonus is calculated as the target bonus for the named executive officer because the termination is assumed to have occurred on December 31, 2007, the last day of the performance period.

(2)	Other than for Messrs. Ersek and Marsh, amounts in this column represent a lump sum cash payment equal to the product of (i) the difference in cost between the named executive officer’s actual health premiums and COBRA health premiums as of December 31, 2007 and (ii) 18, the number of months of continuing COBRA coverage. As non-United States employees, Messrs. Ersek and Marsh are not entitled to COBRA benefits.

(3)	Amounts in this column represent financial planning services for the named executive officers, less actual amounts paid to or on behalf of each named executive officer for financial planning services in 2007. Each named executive officer, other than Ms. Gold, is entitled to $20,000 for financial planning services for the first year in which such named executive officer is on the executive committee and $10,000 each following year the named executive officer uses such service over the two-year severance period. Ms. Gold is entitled to $20,000 in financial planning services in 2007 and for each year she uses such service over a three-year severance period. The timing of payment of these reimbursements is subject to Section 409A of the Internal Revenue Code.

(4)	Except with respect to tax gross-ups for Messrs. Ersek and Marsh, the tax gross-up amounts were calculated using a blended effective tax rate of approximately 39%. For Messrs. Ersek and Marsh, the tax gross-up was calculated using tax rates of 50% and 16% in accordance with local tax regulations in Austria and Hong Kong, respectively.

(5)	Amounts in these columns reflect the equity values to be received upon a termination or a change-in-control calculated in accordance with the Western Union Executive Severance Policy and the Long-Term Incentive Plan. In the case of stock grants, the equity value was determined by multiplying the closing price of $24.28 per share on December 31, 2007 by the number of unvested shares of restricted stock that would vest upon a change in control or following termination. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $24.28 per share on December 31, 2007 and (ii) the number of unvested option shares that would vest following termination or upon a change-in-control. The calculation with respect to unvested equity awards reflects the following additional assumptions under the Western Union Executive Severance Policy and the Long-Term Incentive Plan:

Event	Unvested Stock Options	Unvested Restricted Stock
Change-in-Control	Accelerate	Accelerate

Involuntary Termination	Vesting continues during severance period, unvested shares at end of the severance period are forfeited	Accelerate vesting based on ratio of days since grant to total days in vesting period

Death or Disability	Accelerate	Accelerate

Retirement	Vesting continues for a period of four years or, if earlier, until the expiration date	Forfeit

(6)	Amounts in this column reflect tax gross-up calculations assuming a blended effective tax rate of approximately 39% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. For Ms. Gold, the amounts reflect compensation information based on W2 forms for the years 2002 through 2006, with 2002 compensation information based on an annualized salary amount. For Mr. Barnes, the amount reflects compensation information based on his W2 form for 2006, using an annualized salary amount. The equity is valued using a closing stock price of $24.28 on December 31, 2007.

(7)	The amounts reported for Mr. Thomas represent the amounts paid or to be paid to Mr. Thomas in connection with his departure from the Company in February 2007.

(8)	This amount includes the estimated cost of outplacement benefits for Mr. Thomas. The executive severance policy provides that, at the discretion of the Compensation Committee, outplacement benefits may be provided to an executive following his or her termination.

(9)	Mr. Battista is the only named executive officer eligible for retirement. The Compensation Committee has discretion to pay bonuses upon retirement.

COMPENSATION OF DIRECTORS

The following table provides information regarding the compensation of our outside directors for 2007. At the time of our spin-off in September 2006, our directors received 125% of their annual retainer fees and their annual equity grant for the period between the spin-off and December 31, 2007. In 2006, all outside directors, other than Ms. Fayne Levinson, elected to receive, or in the case of our non-United States resident director, received the cash portion of their annual retainer fees for the fourth quarter of 2006 and for all of 2007 in the form of equity compensation. In accordance with FAS 123R, since the equity vested immediately, the 2006 and 2007 compensation was recognized on the date of grant based on the fair market value of the awards when granted. Pursuant to SEC rules, this compensation is reported in the year in which it is expensed (2006) and, accordingly, is not shown in the 2007 table below.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($000)(1)	Stock Awards ($000)	Option Awards ($000)	All Other Compensation(2)	Total ($000)(3)
Jack M. Greenberg	—	—	—	25.1	25.1
Dinyar S. Devitre	—	—	—	16.7	16.7
Betsy D. Holden	—	—	—	25.1	25.1
Alan J. Lacy	—	—	—	0.1	0.1
Roberto G. Mendoza	—	—	—	—	—
Michael A. Miles, Jr.	—	—	—	0.1	0.1
Linda Fayne Levinson	95.0	—	—	25.0	120.0
Dennis Stevenson	—	—	—	—	—

Footnotes:

(1)	In 2006, all outside directors, other than Ms. Fayne Levinson, elected to receive, or in the case of our non-United States resident director, received the cash portion of their annual retainer fees for the fourth quarter of 2006 and for all of 2007 in the form of equity compensation. Ms. Fayne Levinson did not make this election and, accordingly, received her 2007 annual retainer fees in 2007 in the form of cash compensation.

(2)	All Other Compensation includes matches under the Company’s gift matching program. Pursuant to the gift matching program, contributions to various charities were made on behalf of the following directors: Mr. Greenberg—$25,000, Mr. Devitre—$16,575, Ms. Holden—$25,000 and Ms. Fayne Levinson—$25,000. The remainder of the amount included in All Other Compensation represents dividend equivalents not factored into the grant date fair value of the underlying award. Outside directors are eligible to participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees.

(3)	As of December 31, 2007, each outside director had outstanding the following number of deferred stock units and options:

Director	Deferred Stock Units	Options
Jack M. Greenberg	8,659	280,504	(A)
Dinyar S. Devitre	9,149	21,281
Betsy D. Holden	7,515	21,281
Alan J. Lacy	9,149	21,281
Linda Fayne Levinson	2,941	21,281
Roberto G. Mendoza	4,248	30,739
Michael A. Miles, Jr.	7,515	21,281
Dennis Stevenson	4,085	29,557

(A)	These options represent 62,659 options granted to Mr. Greenberg on September 29, 2006 in connection with his service on the Western Union Board of Directors and 217,845 options received pursuant to a conversion of First Data option awards to Western Union option awards.

Cash Compensation

Each outside director (other than our Non-Executive Chairman) receives the following cash compensation for service on our Board of Directors and committees of our Board of Directors:

•	an annual retainer fee of $70,000;

•	an annual retainer fee of $15,000 for the chairperson of each of the Compensation Committee and the Corporate Governance Committee of our Board of Directors; and

•	an annual retainer fee of $25,000 for the chairperson of the Audit Committee of our Board of Directors and $10,000 for each other member of the Audit Committee of our Board of Directors.

As described below under “Equity Compensation,” each outside director, except for our non-U.S. resident director, has the option to receive the cash portion of their annual retainer fees in the form of equity compensation. Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation

Each outside director, except for our non-United States resident director, has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units or (c) all fully vested stock units. Our non-United States resident director is required to receive his annual retainer fees in equity and may elect to receive such fees in the form of (a) a combination of 75% fully vested stock options and 25% fully vested stock units or (b) all fully vested stock units. All equity awards being made to our directors were granted pursuant to our 2006 Non-Employee Director Equity Compensation Plan (the “2006 Director’s Plan”). All stock units will be settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

The purpose of the 2006 Director’s Plan is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors and by helping the Company attract, motivate and retain highly qualified outside directors.

Each outside director (other than our Non-Executive Chairman) receives the following equity compensation under the 2006 Director’s Plan for service on our Board of Directors and committees of our Board of Directors:

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $75,000;

•	an annual grant of fully vested stock units with a value of $25,000; and

•

fully vested options to purchase shares of our Common Stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming a director and three years after initially becoming a director, if they are still a director at that time.

Directors who also are our employees do not receive any of the compensation described above.

Compensation of Our Non-Executive Chairman

In lieu of the compensation outlined above for other outside directors, our Non-Executive Chairman receives the following compensation:

•	an annual retainer fee of $100,000;

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $262,500;

•	an annual grant of fully vested stock units with a value of $87,500; and

•

fully vested options to purchase shares of our Common Stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming our Non-Executive Chairman and upon re-election to serve in such capacity.

Our Non-Executive Chairman has the option to receive his annual retainer fee in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units, or (c) entirely in the form of fully vested stock units, with the equity awards being made pursuant to our 2006 Director’s Plan.

Charitable Contributions

Non-management directors may participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. Under this program, contributions up to $25,000 per calendar year that the director makes to the Western Union Foundation (the “Foundation”) without designating a recipient organization will be matched by the Company $2 for every $1 contributed. Contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $25,000 per calendar year will be equally matched by the Company through the Foundation.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

Each member of the Board of Directors has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Amended and Restated Certificate of Incorporation, each agreement provides that the Company will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information, as of December 31, 2007, about our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans under which equity securities are reserved for issuance. The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	59,650,041	(1)	$18.32	(2)	40,257,586	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	59,650,041	(1)	$18.32	(2)	40,257,586	(3)

Footnotes:

(1)	Includes 254,435 restricted stock units and deferred stock units that were outstanding on December 31, 2007 under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Restricted stock unit awards and deferred stock unit awards may be settled only for shares of common stock on a one-for-one basis.

(2)	Only option awards were used in computing the weighted-average exercise price.

(3)	This amount represents shares of common stock available for issuance under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Awards available for grant under The Western Union Company 2006 Long-Term Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants, and any combination of the foregoing awards. Awards available for grant under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock units, and any combination of the foregoing awards.

STOCK BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS

AND OUR LARGEST STOCKHOLDERS

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 14, 2008, (ii) each person has sole voting and investment power of the shares, and (iii) the business address of each person shown below is 12500 East Belford Avenue, Englewood, Colorado 80112.

Name of Beneficial Owner	Address	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
5% Owners
FMR LLC and Edward C. Johnson 3d	82 Devonshire Street, Boston, MA 02109	55,429,531	(1)	7.4	%(1)

Wellington Management Company, LLP	75 State Street, Boston, MA 02109	48,914,361	(2)	6.5	%(2)

Goldman Sachs Asset Management, L.P.	32 Old Slip, New York, NY 10005	46,101,367	(3)	6.1	%(3)

Directors and Named Executive Officers (4)
Dinyar S. Devitre		38,287		*
Christina A. Gold		2,080,489	(5)	*
Jack M. Greenberg		321,262		*
Betsy D. Holden		35,002		*
Alan J. Lacy		40,002		*
Linda Fayne Levinson		38,287		*
Roberto G. Mendoza		46,437		*
Michael A. Miles, Jr.		30,002		*
Dennis Stevenson		49,383		*
David Barnes		188,889		*
Guy Battista		1,670,183	(6)	*
Hikmet Ersek		529,928		*
Ian Marsh		201,270		*
Scott Scheirman		562,404		*
William Thomas		55,568	(7)	*
All directors and executive officers as a group (22 persons)(8)		7,479,835		1.0%

*	Less than 1%.

Footnotes:

(1)	The number of shares held and percentage of outstanding shares was obtained from the holders’ Amendment No. 1 to Schedule 13G filing with the Securities and Exchange Commission dated February 13, 2008, which reports ownership as of December 31, 2007. The Schedule 13G filing indicates that the holders each had sole power to vote or direct the vote of 1,551,531 shares, sole power to dispose of or direct the disposition of 55,429,531 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(2)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Amendment No. 1 to Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2008, which reports ownership as of December 31, 2007. The Schedule 13G filing indicates that the holder had shared power to vote or direct the vote of 34,732,072 shares, shared power to dispose of or direct the disposition of 48,819,661 shares, and sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no shares.

(3)

The number of shares held and percentage of outstanding shares was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated January 31, 2008, which reports ownership as of December 31, 2007. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 35,556,713 shares, sole power to dispose of or direct the disposition of 46,018,677 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, 82,690 shares.

(4)	The number of shares reported includes shares covered by options that are exercisable within 60 days of March 14, 2008 as follows: Mr. Devitre, 38,287; Ms. Gold 1,831,133; Mr. Greenberg, 319,748; Ms. Holden, 30,002; Mr. Lacy, 30,002; Ms. Levinson, 38,287; Mr. Mendoza, 46,437; Mr. Miles, 30,002; Mr. Stevenson, 44,383; Mr. Barnes, 160,727; Mr. Battista, 1,556,807; Mr. Ersek, 527,531; Mr. Marsh, 197,521; Mr. Scheirman, 533,124; Mr. Thomas, 17,564; all directors and executive officers as a group (not including Mr. Thomas), 6,914,096. The number of shares reported for Mr. Thomas includes shares covered by options as of immediately prior to his departure from the Company on February 28, 2007 that were exercisable within 60 days of that date.

(5)	Includes 20 shares held by Ms. Gold’s husband in a broker-directed account.

(6)	Includes 2,494 shares held by Mr. Battista through a 401(k) plan.

(7)	The number of shares held by Mr. Thomas is reflected as of immediately prior to his departure from the Company on February 28, 2007.

(8)	Does not include Mr. Thomas, who left the Company on February 28, 2007.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has adopted Corporate Governance Guidelines, which contain the standards that the Board of Directors will use to determine whether a director is independent. A director is not independent under these categorical standards if:

•

The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer, of Western Union.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(i) The director or an immediate family member is a current partner of a firm that is Western Union’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on Western Union’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.

•

The director or an immediate family member is a current officer, director or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization’s consolidated gross revenues.

In determining the independence of the directors, the Board believes that the following relationships, considered individually, are immaterial for purposes of determining independence and will review all other relationships on a case by case basis to determine the independence of the director:

•	Owning or holding Western Union common stock or options to acquire Western Union common stock in accordance with Western Union’s equity compensation plans.

•	Service as an officer or employee of Western Union or its subsidiaries that ended more than three years ago.

•	Employment or affiliation with the auditor of Western Union by a director or immediate family member who personally worked on Western Union’s audit that ended more than three years ago.

•	Having a family member that is an employee of Western Union as long as such individual has not been an executive officer of Western Union within the last three years.

The Board has reviewed the independence of the current directors under these standards and the rules of the New York Stock Exchange and found Mr. Devitre, Mr. Greenberg, Ms. Holden, Mr. Lacy, Ms. Fayne Levinson, Mr. Mendoza, Mr. Miles, and Lord Stevenson to be independent.

Adoption of Majority Vote Standard for Election of Directors

In December 2007, the Board approved an amendment to the Company’s By-Laws to require a director to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Any nominee who is serving as a director and who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance Committee, or any committee designated by the Board, would then make a recommendation to the Board whether to accept or reject the resignation. The Board will consider the committee’s recommendation and take such action as it deems appropriate. The Board will publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified.

Committees of the Board of Directors

The members of each Board Committee are indicated in the table below.

Director	Audit		Corporate Governance		Compensation and Benefits
Dinyar S. Devitre	X	(1)
Jack M. Greenberg
Christina A. Gold
Betsy Holden			X		X
Alan J. Lacy	X		X	(1)
Linda Fayne Levinson	X				X	(1)
Roberto Mendoza	X				X
Michael A. Miles, Jr.			X
Dennis Stevenson			X		X

(1)	Chairperson

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance Committee Charter and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112.

Audit Committee

The Audit Committee consists of three or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Currently, none of the Audit Committee members serve on more than three audit committees (including the Company’s Audit Committee). All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Board of Directors has determined that Mr. Devitre is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and to pre-approve certain services provided by the other “big four” accounting firms, Deloitte Touche Tohmatsu, KPMG and Pricewaterhouse Coopers. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. During 2007, the Audit Committee met 10 times.

Compensation Committee

The Compensation and Benefits Committee (the “Compensation Committee”) consists of two or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. Each member of the Compensation Committee also meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934.

Pursuant to its charter, the Compensation Committee has the authority to administer, interpret and take any actions it deems appropriate in connection with any incentive compensation or equity based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company and any employee benefit or fringe benefit plans, programs or policies of the Company. In addition to other duties which may be assigned by the Board, the Compensation Committee is responsible for (i) in consultation with senior management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation policies, including recommending to the Board compensation for non-executive directors, (ii) with input from the Board of Directors, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, and setting the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation, (iii) establishing, overseeing and delegating authority to employee committees with respect to employee benefit plans, except with respect to awards to anyone subject to Section 16 of the Securities Exchange Act of 1934, (iv) overseeing regulatory compliance with respect to compensation matters, (v) reviewing and approving severance or similar termination payments to any current or former executive officer of the Company, (vi) preparing an annual report regarding the Company’s Compensation Discussion and Analysis for inclusion in the Company’s proxy statement, (vii) reporting activities of the Compensation Committee to the Board of Directors on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate, (viii) preparing an annual performance evaluation of the Compensation Committee and periodically reviewing and assessing the adequacy of its charter and (ix) in consultation with the Chief Executive Officer, reviewing management succession planning.

The Compensation Committee delegates certain of its responsibilities to four sub-committees comprised of employees of the Company with appropriate technical expertise. The Compensation Committee maintains responsibility to monitor the sub-committees, including those with fiduciary responsibilities, such as investment and plan administration duties. The sub-committees report periodically to the Compensation Committee. The four sub-committees are:

Investment Council—responsible for investment and asset management of the Company’s Retirement and funded Health and Welfare benefit programs.

Employee Benefits Committee—responsible for the administration, compliance and operation of the Company’s Retirement and Health and Welfare benefit programs and policies for non-union employees.

Plan Design Committee—responsible for all strictly non-fiduciary settlor capacity functions related to the Company’s Retirement and Health and Welfare benefit programs and policies.

Equity Plan Committee—responsible for the administration, compliance and operation of the Company’s Global Equity programs and policies.

As noted above, the Compensation Committee consults with senior management in establishing the Company’s general compensation philosophy. The Chief Executive Officer and Executive Vice President of Human Resources work with Mercer (the “Compensation Consultant”) to develop executive compensation recommendations for the Compensation Committee. In addition, pursuant to the Company’s human resources policies, the Chief Executive Officer must approve new hire and salary adjustments for all employees earning in excess of $300,000 per year and equity grants to all employees.

The Compensation Committee regularly consults with outside compensation advisors in performing its duties. In 2007, the Compensation Committee retained the Compensation Consultant to assist with the Company’s on-going compensation philosophy, to provide executive and director compensation consulting services and other matters. The Compensation Committee has the authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. While the consultant reports to the Compensation Committee chair, the consultant works with the Company’s human resources staff and executive management as approved by the Compensation Committee chair. The consultant does not discuss analysis or recommendations related to the compensation of the Company’s Chief Executive Officer with the human resources staff or executive management without the express prior approval of the Compensation Committee chair.

Non-employee director compensation for the fourth quarter of 2006 and 2007 was determined while the Company was a subsidiary of First Data. First Data approved the non-employee director compensation based on the recommendations of the Company’s Chairman of the Board of Directors, Mr. Greenberg, and Mercer, and such amounts were later affirmed by the Company’s Board of Directors. In the future, the Compensation Committee will, pursuant to its charter, review and recommend to the Board of Directors compensation for the non-employee directors.

During 2007, the Compensation Committee met six times.

Corporate Governance Committee

The Corporate Governance Committee consists of two or more directors who have no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. All of the members of the Corporate Governance Committee meet the independence standards set forth in the rules of the New York Stock Exchange. The Corporate Governance Committee is responsible for (i) establishing criteria for new director and committee membership, (ii) in consultation with the Chairman of the Board or the Chief

Executive Officer, assessing, considering and recruiting candidates to fill positions on the Board of Directors, (iii) recommending the director nominees for approval by the Board of Directors and the stockholders, (iv) establishing and recommending to the Board of Directors guidelines for the removal of directors and rotation of members among committees, (v) recommending to the Board of Directors corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, (vi) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (vii) advising the Board of Directors with respect to the charters, structure, operations and membership qualifications for the various committees of the Board of Directors, (viii) overseeing the development and implementation of an orientation and continuing education program for directors, (ix) establishing and implementing self-evaluation procedures for the Board of Directors and its committees, and (x) reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement. The Board of Directors has delegated oversight of certain regulatory compliance matters to the Corporate Governance Committee, requiring that the Corporate Governance Committee make regular reports of such matters to the Audit Committee. During 2007, the Corporate Governance Committee met four times.

Special Committee for Corporate Financial Matters

The Board of Directors formed a Special Committee for Corporate Financial Matters which consisted of three directors: Mr. Greenberg, Mr. Lacy and Mr. Mendoza. The Special Committee for Corporate Financial Matters was responsible for the oversight and authorization, as appropriate, of the Company’s debt financing activities and interest rate and foreign exchange risk mitigation strategies following the Company’s spin-off from First Data. Originally established for a six month period following the Spin-Off, the Board extended the term of the Committee through December 31, 2007 and its term expired on that date. This Committee met three times in 2007.

Communications with the Board of Directors

Any stockholder or other interested party who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: The Western Union Company, Board of Directors, 12500 East Belford Avenue, Englewood, Colorado 80112. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance Committee. All communications will be forwarded to the Chairperson of the Corporate Governance Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairman of the Board of Directors, currently Mr. Greenberg, is the presiding director at these meetings.

Nomination of Directors

The Company’s Board of Directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including by any stockholder, director or officer of the Company.

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that independent outside directors should constitute a majority of the Board of Directors. In exercising its director nomination responsibilities, the Committee considers women and minority candidates consistent with the Company’s non-discrimination policies. The Board also believes that it should generally have no fewer than eight and no more than fifteen directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member. The Corporate Governance Committee will apply the same criteria in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

Stockholder Nominees

Stockholder recommendations may be submitted to the Secretary of the Company at 12500 East Belford Avenue, Englewood, Colorado 80112, and they will be forwarded to the Corporate Governance Committee members for their consideration. Any such recommendation should include:

•	the number of shares of the Company held by the stockholder;

•	the name and address of the candidate;

•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Company receives the recommendation, the Company may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Corporate Governance Committee.

Submission of Stockholder Proposals

Stockholder proposals requested to be included in the Company’s 2009 Proxy Statement must be received by the Company not later than December 9, 2008. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2009 Proxy Statement, a proper stockholder proposal or director nomination may still be considered at the Company’s 2009 Annual Meeting of Stockholders, but only if the proposal or nomination is received by the Company no sooner than January 23, 2009 and no later than February 22, 2009. All proposals or nominations a stockholder wishes to submit at the meeting should be directed to David L. Schlapbach, Corporate Secretary, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112.

Code of Ethics

The Company’s Director Code of Conduct, Code of Ethics for Senior Financial Officers, Employee Reporting Procedure for Accounting and Auditing Concerns, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. In the event of an amendment to, or a waiver from, the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.westernunion.com.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee establishes the compensation program for the Chief Executive Officer and the other named executive officers. The Compensation and Benefits Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Compensation and Benefits Committee

Linda Fayne Levinson (Chairperson)

Betsy D. Holden

Roberto G. Mendoza

Dennis Stevenson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Company’s independent public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with United States generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2007 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Governance,” as amended. The Statement on Auditing Standards No. 61 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dinyar S. Devitre (Chairperson)

Alan J. Lacy

Linda Fayne Levinson

Roberto G. Mendoza

CERTAIN TRANSACTIONS AND OTHER MATTERS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based solely on the Company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, during and for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% stockholders were met.

* * *

This Proxy Statement is provided to you at the direction of the Board of Directors.

David L. Schlapbach

Executive Vice President,

General Counsel and Secretary

THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2008

10:00 a.m.

JW Marriott Denver at Cherry Creek

150 Clayton Lane

Denver, Colorado 80206

The Western Union Company 12500 East Belford Avenue Englewood, CO 80112	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 through 4.

By signing the proxy, you revoke all prior proxies and appoint Christina A. Gold and David L. Schlapbach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ê êê EASY êêê IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 22, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/wu — QUICK êêê EASY êêê IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 22, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Western Union Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 through 4.

Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Jack M. Greenberg	☐	☐	☐	3. Linda Fayne Levinson	☐	☐	☐

2. Alan J. Lacy	☐	☐	☐

4. Ratification of Selection of Auditors				☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. For shares held in The Western Union Company Incentive Savings Plan (the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by 12:00 p.m. (CT) on May 20, 2008, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in the Plan.

Address Change ? Mark Box ☐ Indicate changes below:	Date ____________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.